UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2024

Goldman Sachs Private Middle Market Credit LLC

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-01215	81-3233378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 West Street, New York, New York 10282
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 1 (312) 655-4419

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On October 31, 2024, Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company (“PMMC”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pantheon Silver Holdings LLC, a Delaware limited liability company (“Pantheon”), and Silver Merger Sub LLC, a Delaware limited liability company and a direct and wholly owned subsidiary of Pantheon (“Merger Sub”). The Merger Agreement provides that, subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into PMMC, with PMMC continuing as the surviving company (the “Merger”). The board of directors of PMMC, including all of its independent directors, has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement.

The Merger Agreement further provides that, at the effective time of the Merger, each common unit of limited liability company interest of PMMC (a “PMMC Common Unit”) issued and outstanding immediately prior to the effective time, except for such PMMC Common Units, if any, owned by PMMC, Pantheon or any of their respective consolidated subsidiaries (“Cancelled Units”), will be converted into the right to receive, in cash, without interest, the Per Unit Member Consideration, determined in accordance with the Merger Agreement, as summarized below.

Under the Merger Agreement, as of a mutually agreed date no earlier than 48 hours (excluding weekends and holidays) prior to the effective time of the Merger (such date, the “Determination Date”), PMMC will deliver to Pantheon a calculation of its net asset value, using the same set of assumptions, methodologies and adjustments as has been historically used in preparing such calculation and subject to negotiated discounts on the fair value of PMMC’s portfolio investment assets and accrued payment-in-kind interest receivables and certain other adjustments, as further described in the Merger Agreement. Based on such calculations, the parties will calculate the “Per Unit Member Consideration,” which will be equal to (i) such discounted net asset value divided by (ii) the number of PMMC Common Units issued and outstanding as of the Determination Date (excluding any Cancelled Units).

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants relating to the operation of PMMC’s business during the period prior to the effective time of the Merger. PMMC has agreed to prepare and file a proxy statement with the United States Securities and Exchange Commission (the “SEC”) for the purpose of seeking the requisite approval of its members in connection with the Merger and transactions contemplated by the Merger Agreement and to convene and hold a member meeting for the purpose of obtaining such approval. PMMC’s board of directors has unanimously recommended that the PMMC members adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

The Merger Agreement prohibits PMMC from taking actions relating to “takeover proposals” (as defined in the Merger Agreement) including, subject to certain exceptions set forth in the Merger Agreement, soliciting, initiating, knowingly inducing, knowingly encouraging or taking any other action (including by providing information) designed to, or which would be reasonably expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer with respect to any takeover proposal or initiating or participating in any way in any negotiations or discussions with any person or entity (other than Pantheon, its affiliates or their respective representatives acting on Pantheon’s or its affiliates’ behalf) regarding a takeover proposal. These prohibitions are subject to a customary “fiduciary out” provision that allows PMMC, under certain specified circumstances, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to a takeover proposal if PMMC’s board of directors determines in good faith (after consultation with its outside legal counsel and (with respect to financial matters) its outside financial advisor) that such takeover proposal either (x) constitutes a “superior proposal” (as defined in the Merger Agreement) or (y) is reasonably likely to result in a superior proposal, and the failure to consider such alternative transaction proposal would be a breach of the fiduciary duties applicable to PMMC’s board of directors under applicable law. The board of directors of PMMC may, subject to certain conditions, change its recommendation to PMMC’s members, terminate the Merger Agreement and enter into an agreement with respect to a superior proposal if it determines in good faith, after consultation with its outside legal counsel and (with respect to financial matters) its outside financial advisor, that the failure to take such action would be reasonably likely to a breach of the fiduciary duties applicable to PMMC’s board of directors under applicable law (taking into account any changes to the Merger Agreement proposed by Pantheon during the specified negotiation period set forth in the Merger Agreement).

Consummation of the Merger is subject to conditions in the Merger Agreement, including among other things (1) the requisite approval of PMMC’s members, (2) the absence of certain legal impediments to the consummation of the Merger or pending litigation by any governmental entity challenging or seeking to enjoin, restrain or make illegal the Merger or the other

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transactions contemplated by the Merger Agreement, (3) subject to certain exceptions, the accuracy of the representations and warranties and compliance with the covenants of each party to the Merger Agreement, (4) the absence of a material adverse effect of PMMC and Pantheon (in each case as defined in the Merger Agreement), (5) the maximum fair value of PMMC’s portfolio investments, (6) availability of Pantheon’s debt financing for the Merger, and (7) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Merger Agreement also contains termination rights in favor of Pantheon and PMMC, including among other things: (i) if the Merger is not completed on or before February 28, 2025 or (ii) if the requisite approval of PMMC members is not obtained.

Each of PMMC and Pantheon are subject to the payment of a termination fee to the other of approximately $11.030 million, upon termination of the Merger Agreement under specified limited circumstances set forth in the Merger Agreement. The Pantheon Advised Funds (as defined below) have provided PMMC with a limited guarantee in favor of PMMC (the “Guaranty”). The Guaranty guarantees, among other things, the payment of the termination fee payable by Pantheon to PMMC, subject to the conditions set forth in the Guaranty.

Pursuant to an equity commitment letter dated October 31, 2024, and subject to the terms and conditions set forth in the equity commitment letter, certain investment funds and vehicles managed or advised by Pantheon Ventures (US) LP or Pantheon Ventures (UK) LLP, as applicable (collectively, the “Pantheon Advised Funds”), committed to provide Pantheon, at the effective time of the Merger, with an aggregate equity contribution of up to $155.0 million to finance a portion of the consideration payable under the Merger Agreement. Pantheon Silver LLC, a wholly owned subsidiary of Pantheon is party to a Loan and Security Agreement, dated as of October 25, 2024 (the “Credit Agreement”), by and among Pantheon Silver LLC, as the borrower, Pantheon, as the initial portfolio manager, the lenders party thereto, and JPMorgan Chase Bank, National Association, as administrative agent and collateral agent. The lenders under the Credit Agreement agreed to provide, subject to the terms and conditions set forth in the Credit Agreement, debt financing to Pantheon Silver LLC at the effective time of the Merger of up to $100.0 million to finance a portion of the consideration due under the Merger Agreement.

The description above is only a summary of the material provisions of the Merger Agreement and is subject to, and qualified in its entirety by, reference to a copy of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

The representations and warranties and covenants set forth in the Merger Agreement have been made only for purposes of such agreement and were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including qualification by confidential disclosures made for purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any factual information regarding the parties to the Merger Agreement or their respective businesses.

Additional Information and Where to Find It

This communication relates to the proposed Merger involving Pantheon and PMMC, along with the related proposals for which PMMC member approval will be sought (the “Proposals”). In connection with the Proposals, PMMC will file a proxy statement on Schedule 14A. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. MEMBERS OF PMMC ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT OF PMMC REGARDING THE PROPOSALS WHEN IT BECOMES AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PMMC, THE MERGER AND THE PROPOSALS. Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC’s web site, http://www.sec.gov.

Participants in the Solicitation

PMMC and its directors, executive officers and certain other members of management and employees Goldman Sachs Asset Management, L.P., a Delaware limited partnership, PMMC’s investment adviser (the “Adviser”) and PMMC and the Adviser’s respective affiliates, may be deemed to be participants in the solicitation of approval of the Proposals from the members of PMMC. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the PMMC members in connection with the Proposals will be contained in the proxy statement when such document becomes available. This document may be obtained free of charge from the SEC’s website at www.sec.gov.

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Forward-Looking Statements

This Current Report on Form 8-K may contain forward-looking statements as that term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995, which relate to PMMC regarding future events or the future performance or future financial condition of PMMC. Such forward-looking statements may include statements preceded by, followed by or that otherwise include the words “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “potential,” “plan” or similar words. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about PMMC, its industry and its beliefs and assumptions. The forward-looking statements contained in this Current Report on Form 8-K involve risks and uncertainties. Actual results may differ materially from those implied or expressed in the forward-looking statements as a result of a number of factors, including: (i) the ability of the parties to consummate the Merger described in this Current Report on Form 8-K on the expected timeline, or at all; (ii) the effects of disruption on the business of PMMC from the proposed Merger; (iii) any potential termination of the Merger Agreement or action of PMMC members with respect to any proposed transaction; (iv) the satisfaction (or waiver) of closing conditions to the consummation of the proposed Merger, including with respect to the approval of PMMC’s members; (v) potential delays in consummating the proposed Merger and other transactions contemplated by the Merger Agreement; (vi) the ability of PMMC to timely and successfully achieve the anticipated benefits of the proposed Merger and other transactions contemplated by the Merger Agreement; (vii) the effect of the announcement or pendency of proposed Merger and other transactions contemplated by the Merger Agreement on PMMC’s business relationships, operating results and business generally; (viii) costs related to the proposed Merger and other transactions contemplated by the Merger Agreement; (ix) the outcome of any legal proceedings that may be instituted against PMMC or any of its directors or officers related to the Merger Agreement or the proposed Merger and other transactions contemplated by the Merger Agreement; (x) the impact of these costs and other liabilities on the cash, property, and other assets available for distribution to PMMC’s members; (xi) the pursuit by PMMC of a liquidation or an alternative transaction upon the termination of the Merger Agreement; (xii) changes in PMMC’s net asset value in the future; (xiii) PMMC’s business prospects and the prospects of its portfolio companies; (xiv) the effect of investments that PMMC expects to make and the competition for those investments; (xv) PMMC’s contractual arrangements and relationships with third parties; (xvi) actual and potential conflicts of interest with the Adviser and other affiliates of the Adviser; (xvii) the ability of PMMC’s portfolio companies to achieve their objectives; (xviii) the adequacy of financing sources and working capital; (xix) general economic and political trends and other external factors; (xx) the ability of the Adviser to locate suitable investments for PMMC, as applicable, and to monitor and administer its investments; (xxi) the ability of the Adviser or its affiliates to attract and retain highly talented professionals; (xxii) PMMC’s ability to qualify and maintain its qualifications as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and as a business development company; (xxiii) the impact on PMMC’s business of Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued thereunder and any actions toward repeal thereof; (xiii) the effect of changes to tax legislation and PMMC’s tax position; and (xxiv) the factors set forth as “Risk Factors”, in “Item 1A. Risk Factors” in Part I of PMMC’s Annual Report on Form 10-K (File No. 814-01215) for the fiscal year ended December 31, 2023 and elsewhere in its filings with the SEC. The forward-looking statements included in this Current Report on Form 8-K are based on information available on, and are made only as of, the date of this report. Future results could differ materially from historical performance. You are advised to consult any additional disclosures that PMMC may make directly to you or through reports that each has filed or in the future may file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. PMMC assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

2.1*	Agreement and Plan of Merger, by and among Goldman Sachs Private Middle Market Credit LLC, Silver Merger Sub LLC and Pantheon Silver Holdings LLC, dated as of October 31, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Exhibits and schedules to this Exhibit have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Goldman Sachs Private Middle Market Credit LLC. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC

Date: November 1, 2024	By:	/s/ David Miller
	Name:	David Miller
	Title:	Co-Chief Executive Officer and Co-President

Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC,

SILVER MERGER SUB LLC,

and

PANTHEON SILVER HOLDINGS LLC

Dated as of October 31, 2024

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2024 (as may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith, this “Agreement”), among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company (“Company”), Pantheon Silver Holdings LLC, a Delaware limited liability company (“Buyer”) and Silver Merger Sub LLC, a Delaware limited liability company and wholly-owned direct Consolidated Subsidiary of Buyer (“Merger Sub”).

RECITALS

A. Company has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act.

B. Upon the terms and subject to the conditions set forth in this Agreement, Company, Buyer, and Merger Sub intend to merge Merger Sub with and into Company (the “Merger”), with Company as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

C. The Board of Directors of Company (the “Company Board”), upon the recommendation of a committee of the Company Board comprised solely of the Independent Directors of Company (the “Company Special Committee”), has unanimously (i) determined that this Agreement and the terms of the Merger and the Transactions are advisable, fair to and in the best interests of Company and the Unaffiliated Company Members, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) directed that the adoption of this Agreement and the approval of the Transactions be submitted to Company’s members at the Company Members Meeting and (iv) resolved to recommend that the members of Company adopt this Agreement and approve the Transactions.

D. The Board of Managers of Buyer has unanimously approved and declared advisable this Agreement and the Transactions (including the proposed cash consideration payable in the Merger).

E. Concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to the Company’s willingness to enter into this Agreement, the Equity Financing Source has entered into the Equity Commitment Letter, pursuant to which the Equity Financing Source has committed, on the terms and subject to the conditions therein, to invest in Buyer the amounts set forth therein, the proceeds of which shall be used to, among other things, fund a portion of the Aggregate Member Consideration.

F. Prior to the execution and delivery of this Agreement, Pantheon Silver LLC, a Delaware limited liability company and wholly-owned subsidiary of Buyer (“Borrower”), has entered into the Debt Financing Agreement with the Debt Financing Source, pursuant to which the Debt Financing Source has committed, on the terms and subject to the conditions therein, to provide to Borrower, the amount of financing described therein, the proceeds of which shall be used to, among other things, fund a portion of the Aggregate Member Consideration.

G. As an inducement for Company to enter into this Agreement, the Guarantor has executed and delivered to Company that certain limited guaranty, dated as of the date of this Agreement (the “Guaranty”) pursuant to which the Guarantor has agreed to guarantee certain obligations of Buyer and Merger Sub hereunder.

H. The parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Merger Sub shall merge with and into Company, and the separate limited liability company existence of Merger Sub shall cease. Company shall be the surviving company in the Merger and shall continue its existence as a limited liability company under the Laws of the State of Delaware.

1.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place by remote communication and by the exchange of signatures by electronic transmission, at 10:00 a.m., New York time, on the Scheduled Date, unless otherwise agreed in writing by the parties to this Agreement. The date on which the Closing occurs shall be referred to in this Agreement as the “Closing Date”.

1.3 Effective Time. The Merger shall become effective at such date and time as set forth in the certificate of merger relating to the Merger (the “Certificate of Merger”) that shall be filed by Company with, and accepted for record by, the Secretary of State of the State of Delaware (“DE SOS”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.

1.5 Conversion of Units. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Buyer or Merger Sub or the holder of any of the following securities:

(a) Each common unit of limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Each common unit of limited liability company interest of Company (each, a “Company Common Unit”) issued and outstanding immediately prior to the Effective Time that are owned by Company, Buyer or any of their respective Consolidated Subsidiaries (including Merger Sub) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (such interests, the “Cancelled Units”).

(c) Each Company Common Unit issued and outstanding immediately prior to the Effective Time, except for the Cancelled Units, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive, subject to the terms and conditions of this Agreement, an amount in cash, without interest, equal to the Per Unit Member Consideration.

(d) All Company Common Units converted into the right to receive the Per Unit Member Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each holder of a Company Common Unit, all of which are in non-certificated book-entry form, shall thereafter cease to have any rights with respect to such Company Common Units, other than the right to receive, in accordance with Section 2.2, the Per Unit Member Consideration.

(e) Discounted Closing Net Asset Value shall be appropriately adjusted if, between the Determination Date and the Effective Time, as permitted by this Agreement, (i) the outstanding Company Common Units shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, share split, reverse share split, split-up, combination or exchange of shares, (ii) any principal of the underlying portfolio investments that has been repaid, (iii) a dividend or distribution shall have been declared and paid and (iv) Indebtedness for borrowed money shall have been incurred, paid, discharged or satisfied. Nothing in this Section 1.5(e) shall be construed to permit any party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(f) Surviving Company shall be deemed to have issued to Buyer an amount of common units of limited liability company interest of the Surviving Company equal to the “Buyer Issued Unit Amount” determined in accordance with the formula set forth on Exhibit A (such issuance, the “Buyer Equity Issuance”).

1.6 Payment of Incentive Fee. The parties hereto agree that Company shall pay on or prior to the Closing Date any accrued and unpaid incentive fee then payable under the Company Advisory Agreement as a result of the Transactions in the amount reflected in the Closing Amounts finally determined in accordance with Section 2.4(a), which amount shall be included as a Transaction Expense and the Surviving Company shall have no liabilities or obligations in respect of the Company Advisory Agreement with respect to any period prior to the Effective Time.

1.7 Organizational Documents. By virtue of the Merger, at and as of the Effective Time: (i) the certificate of formation of Company shall be the certificate of formation of the Surviving Company and shall continue in full force and effect until further amended in accordance with the DLLCA, except that the name of the Surviving Company shall be the name designated as the name for the Surviving Company in the Surviving LLC Agreement and (ii) the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time (the “Surviving LLC Agreement”) shall be the limited liability company agreement of the Surviving Company and shall continue in full force and effect until further amended in accordance with the provisions thereof and the DLLCA.

1.8 Managers and Officers. Subject to applicable Law, the managers and officers of Company immediately prior to the Effective Time shall be the managers and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation, removal or adjudication of legal incompetence.

ARTICLE II

CALCULATION AND PAYMENT OF MEMBER CONSIDERATION

2.1 Paying Agent. Prior to the Closing, Buyer shall appoint the Paying Agent to act as the agent for the purpose of paying the Aggregate Member Consideration in accordance with Section 2.2. In connection therewith, Buyer shall enter into a customary exchange agreement with the Paying Agent in form and substance reasonably acceptable to Company (the “Paying Agent Agreement”). At or prior to the Effective Time, Buyer shall deposit, or cause to be deposited, with the Paying Agent, for exchange in accordance with this Article II, through the Paying Agent sufficient funds to pay the Aggregate Member Consideration that is payable in the Merger in respect of all of Company Common Units (other than the Cancelled Units) in accordance with Section 2.2 (such funds, the “Consideration Fund”). The Paying Agent may invest the cash in the Consideration Fund as shall be directed by Buyer and reflected in the Paying Agent Agreement prior to the Closing Date. If for any reason (including investment losses) the Consideration Fund is inadequate to pay the amounts to which holders of Company Common Units shall be entitled under Section 2.2, Buyer shall deposit, or take all steps necessary to enable or cause to be deposited, additional cash with the Paying Agent in an amount sufficient to make all payments required under Section 2.2 in full. The Consideration Fund shall not be used for any other purpose other than as set forth in Sections 2.2 and 2.5. Buyer shall cause the Consideration Fund to be (x) held for the benefit of the holders of Company Common Units as of immediately prior to the Effective Time and (y) applied promptly to make payments pursuant to Section 2.2. Buyer or the Surviving Company shall pay (and be responsible for) all charges and expenses, of the Paying Agent (including any indemnification obligations owed thereto).

2.2 Delivery of Member Consideration.

(a) Each holder of record of Company Common Units (other than the Cancelled Units) that were converted into the right to receive the Per Unit Member Consideration pursuant to Section 1.5(c) shall be entitled to receive, as soon as reasonably practicable after the Effective Time, the Per Unit Member Consideration related to such Company Common Units.

(b) No such holder of record of Company Common Units shall be required to deliver a certificate or a letter of transmittal to the Paying Agent to receive the Per Unit Member Consideration in respect of such Company Common Units. In lieu thereof, upon surrender to the Paying Agent of reasonable evidence of ownership of such Company Common Units as the Paying Agent may reasonably request, if any, such holder of record of such Company Common Units shall be entitled to receive in exchange therefor, and the Surviving Company or Buyer shall cause the Paying Agent to pay and deliver in exchange thereof, as promptly as practicable after the Effective Time (but in no event later than four (4) Business Days after the Effective Time), the Per Unit Member Consideration, less any applicable Tax withholding, per Company Common Unit to which such holder is entitled hereunder, and such Company Common Units shall forthwith be canceled. Payment of the Per Unit Member Consideration with respect to Company Common Units shall only be made to the Person in whose name such Company Common Units are registered.

2.3 No Further Ownership Rights. All Per Unit Member Consideration paid, or caused to be paid, by Buyer in accordance with the terms of Article I and Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Common Units in respect of which such Per Unit Member Consideration was paid. From and after the Effective Time, the unit transfer books of Company shall be closed with respect to, and there shall be no further transfers on the unit transfer books of Company of, the Company Common Units that were issued and outstanding immediately prior to the Effective Time.

2.4 Calculation of Closing Amounts.

(a) Section 2.4(a) of the Company Disclosure Schedule sets forth Company’s good faith estimates of the Closing Amounts (and the components thereof), as if the Closing had occurred on June 30, 2024. Company shall (i) promptly following each month-end prior to the Closing (but, beginning with the November month-end, in no event later than ten (10) calendar days following the applicable month end (or such later date as Company and Buyer may mutually agree in writing)), deliver a draft Closing Amounts Schedule calculated in good faith in accordance with the Calculation Principles and setting forth its good faith estimates of the Closing Amounts based on the Company’s net asset value as of the date of such month end (including calculation of the Company’s net asset value as of such date and the Closing Amounts, a balance sheet as of such date and reasonably supporting detail regarding the components of the Closing Amounts Schedule); provided, that Company shall promptly provide Buyer with updates in respect of any material changes to such estimated Closing Amounts Schedule; provided, further, that Buyer and Company shall cooperate and work together in good faith prior to the Closing Date to address and resolve any questions or disputes Buyer or its Representatives have with respect to any estimated Closing Amounts Schedule delivered hereunder; and (ii) on the Determination Date (but in no event later than the Sunday immediately prior to the Anticipated Closing Date), deliver the Closing Amounts Schedule to Buyer, calculated in good faith in accordance with the Calculation Principles; provided, that Company shall update the calculations of the Closing Amounts Schedule in the event that the Closing is subsequently materially delayed or there is a material change to the Closing Amounts prior to the Closing (including after the Determination Date but prior to Closing any dividend or distribution declared and paid or any full or partial repayment of the principal of underlying portfolio investments) and as needed to ensure the Closing Amounts are determined within forty-eight (48) hours (excluding weekends and holidays) prior to the Effective Time (each updated schedule, an “Updated Closing Amounts Schedule”); provided, further, that, at the election of Buyer, the Closing Date shall be postponed from the first Scheduled Date to occur to the next Scheduled Date to occur if the Discounted Closing Net Asset Value set forth in the Closing Amounts Schedule delivered on the Determination Date is more than $5,000,000 than the estimated Discounted Closing Net Asset Value set forth in the last estimated Closing Amounts Schedule provided to Buyer at least two (2) Business Days prior to the Anticipated Closing Date pursuant to this Section 2.4(a); provided further, that the Chief Financial Officer of the Company shall certify in writing to the Buyer, the calculation of the Closing Amounts delivered on the Determination Date.

(b) Company agrees to give Buyer and its Representatives, upon advance reasonable request, reasonable access to the individuals who have prepared the calculations provided pursuant to this Section 2.4 and to the information, books, records, work papers and back-up materials used or useful in preparing such calculation, including, subject to execution of customary access letters with respect to third-party information (if required by such third party), any reports prepared by valuation agents, in order to assist such party with its review of such calculations.

(c) Prior to the Closing Date, Buyer will have the right to dispute any part of such Closing Amounts Schedule (and all calculations relating thereto, including, for the avoidance of doubt, the fair value of the portfolio investments of the Company) (each such item, a “Disputed Item”) by delivering a written notice to that effect to Company (a “Buyer Dispute Notice”). Any Buyer Dispute Notice shall identify in reasonable detail the Disputed Items and the rationale for such dispute. All items (and all calculations relating thereto) other than Disputed Items will be final, binding and conclusive. If prior to the Closing Date, (i) Buyer notifies Company in writing that it has no objections to the Closing Amounts Schedule or (ii) Buyer fails to deliver a Buyer Dispute Notice on or prior to the Anticipated Closing Date, then the Closing Amounts as set forth in the Closing Amounts Schedule shall be final, binding and conclusive for purposes of this Agreement and represent the Closing Amounts for purposes of this Agreement. Within three (3) Business Days of delivery of the Buyer Dispute Notice, unless otherwise agreed by the parties hereto, Buyer and Company shall jointly engage Lincoln International LLC (the “Lincoln International”), or, if Lincoln International is not then available, such other Valuation Firm mutually agreed upon by Company and Buyer. If Buyer and Company are unable to agree on a Valuation Firm pursuant to the preceding sentence within three (3) Business Days of receipt of notice from Lincoln International that it is not then available, Buyer, on the one hand, and Company, on the other hand, shall, within three (3) Business Days thereafter, each designate a Valuation Firm and such two (2) Valuation Firms shall promptly designate a third (3rd) Valuation Firm to be engaged by Buyer and Company (Lincoln International or the Valuation Firm that is engaged by Buyer and Company as designated pursuant this section, as applicable, the “Engaged Valuation Firm”). Within three (3) Business Days of the Engaged Valuation Firm’s engagement, unless otherwise agreed by the parties hereto, Buyer shall submit all Disputed Items to the Engaged Valuation Firm with concurrent notice thereof to Company (together with copies of any materials so submitted). Company and Buyer shall instruct the Engaged Valuation Firm to determine the Disputed Items and the effect of its decision on the Closing Amounts Schedule as promptly as practicable, but in no event later than the later of (x) twenty (20) Business Days after the date of such submission and (y) a date that is within forty-eight (48) hours (excluding weekends and holidays) prior to the Anticipated Closing Date (the “Targeted Determination Date”). At any time prior to Closing, Buyer shall be permitted to deliver a written notice to the Engaged Valuation Firm (with a copy to Company) disputing any additional or modified items reflected in an Updated Closing Amounts Schedule from the Closing Amounts Schedule or any Updated Closing Amounts Schedule previously delivered by Company, as the case may be. Any such items so disputed shall also be considered “Disputed Items” for purposes of this Section 2.4.

(d) The Engaged Valuation Firm shall act as an expert and not an arbitrator to determine only those Disputed Items remaining in dispute, consistent with this Section 2.4 (including with respect to any disputed additional or modified items reflected in an Updated Closing Amounts Schedule delivered pursuant to Section 2.4(c)). Each party agrees to use commercially reasonable efforts to cooperate and shall promptly furnish to the Engaged Valuation Firm (with copies delivered concurrently to the other party) such working papers, valuation materials and other relevant documents and information relating to the disputed items, and shall answer questions, in each case, as the Engaged Valuation Firm may reasonably request in connection with its determination of such Disputed Items. There shall be no ex parte communications with the Engaged Valuation Firm. In the event any party shall participate in teleconferences or meetings with, or make presentations to, the Engaged Valuation Firm, the other party to the dispute shall also be entitled to participate in such teleconferences, meetings or presentations. The Engaged Valuation Firm shall be bound by the Calculation Principles and the determination of the Engaged Valuation Firm shall be limited to the Disputed Items. The determination of the Engaged Valuation Firm shall be applied to the Closing Amounts as reflected in the Closing Amounts Schedule or, if applicable, most recent Updated Closing Amounts Schedule delivered to the Engaged Valuation Firm (if any). Such determination by the Engaged Valuation Firm shall be final and binding for purposes of this Agreement on the parties hereto.

(e) All fees and expenses relating to the work, if any, to be performed by the Engaged Valuation Firm will be allocated between Company and Buyer as follows: (i) if the Discounted Closing Net Asset Value determined by the Engaged Valuation Firm deviates by less than five percent (5%) from the Discounted Closing Net Asset Value reflected in the Closing Amounts Schedule, Buyer shall bear one hundred percent (100%) of the fees and expenses of the Engaged Valuation Firm, (ii) if the Discounted Closing Net Asset Value determined by the Engaged Valuation Firm deviates by five percent (5%) or more but less than ten percent (10%) from the Discounted Closing Net Asset Value reflected in the Closing Amounts Schedule, Buyer and Company shall bear equally the fees and expenses of the Engaged Valuation Firm and (iii) if the Discounted Closing Net Asset Value determined by the Engaged Valuation Firm deviates by ten percent (10%) or more from the Discounted Closing Net Asset Value reflected in the Closing Amounts Schedule, Company shall bear one hundred percent (100%) of the fees and expenses of the Engaged Valuation Firm; provided that any initial engagement fee shall be borne fifty percent (50%) each by Company, on the one hand, and Buyer, on the other hand; provided further that the Company’s portion of such fees and expenses, if any, shall be deemed Transaction Expenses. Company and Buyer will request that the Engaged Valuation Firm deliver to the parties a written determination (such determination to include a work sheet setting forth all material calculations and corresponding explanations used in arriving at such determination and to be based solely on information provided to the Engaged Valuation Firm by Company and Buyer) of the Disputed Items submitted to the Engaged Valuation Firm prior to the Targeted Determination Date, which determination will be final, binding and conclusive. The date of resolution of the matters described in this Section 2.4 in accordance herewith shall be referred to as the “Final NAV Determination Date”.

2.5 Termination of Consideration Fund. Any portion of the Consideration Fund that remains undistributed to former members of Company as of the first anniversary of the Effective Time may be paid to the Surviving Company, upon Buyer’s written demand to the Paying Agent. In such event, any former members of Company who have not theretofore received Per Unit Member Consideration shall thereafter look only to the Surviving Company for payment of the applicable Per Unit Member Consideration deliverable in respect of Company Common Units such member held as of immediately prior to the Effective Time as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Company, Buyer, the Surviving Company, Merger Sub, the Paying Agent or any other Person shall be liable to any former holder of Company Common Units for any amount delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws. If any Company Common Units shall not have been surrendered immediately prior to the date on which any Per Unit Member Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Per Unit Member Consideration in respect of such Company Common Units shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

2.6 No Appraisal Rights. No holders of Company Common Units are or shall be entitled to any dissenters’ rights, appraisal rights or rights of an objecting member as a result of the Merger or the other Transactions under the Company LLC Agreement, the DLLCA or other applicable Law.

2.7 Withholding Rights. Buyer, the Surviving Company or the Paying Agent, as applicable, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any current or former holder of Company Common Units such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except with respect to matters that have been Previously Disclosed, Company hereby represents and warrants to Buyer and Merger Sub that:

3.1 Company Organization.

(a) Company (i) is a limited liability company duly formed and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS, (ii) has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to do business as a foreign company in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Company has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b) True, complete and correct copies of the certificate of formation of Company (the “Company Certificate”) and the Third Amended and Restated Limited Liability Company Agreement of Company (the “Company LLC Agreement”), each as in effect as of the date of this Agreement, have previously been publicly filed by Company.

(c) Each Consolidated Subsidiary of Company (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.2 Capitalization.

(a) As of the close of business on October 30, 2024 (the “Company Capitalization Date”), (i) 10,687,877 Company Common Units were outstanding and (ii) no preferred units of limited liability company interest of Company were outstanding. All of the issued and outstanding Company Common Units have been duly authorized and validly issued and are free of preemptive rights, with no personal liability with respect to Company attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which members of Company may vote (“Company Voting Debt”) is issued or outstanding. As of the Company Capitalization Date, except as otherwise set forth on Section 3.2 of the Company Disclosure Schedule, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any Company Common Units, Company Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any Company Common Units, Company Voting Debt or other equity securities of Company. There are no obligations of Company or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any limited liability company interests of Company, Company Voting Debt or any equity security of Company or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any limited liability company interests of Company, Company Voting Debt or any other equity security of Company or its Consolidated Subsidiaries or (ii) pursuant to which Company or any of its Consolidated Subsidiaries is or could be required to register Company’s limited liability company interests or other securities of Company under the Securities Act. All of the Company Common Units sold have been issued in compliance with applicable Laws, in all material respects, and sold pursuant to private placements exempt from the registration requirements of the Securities Act and in accordance with the Investment Company Act and, if applicable, state “blue sky” Laws.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of Company has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

3.3 Authority; No Violation.

(a) Company has all requisite limited liability company power and authority to enter into, execute and deliver, and to perform its obligations under, this Agreement and to consummate the Transactions. The Company Board (on the recommendation of the Company Special Committee) has unanimously (i) determined that this Agreement and the terms of the Merger and the Transactions are advisable, fair to and in the best interests of Company and the Unaffiliated Company Members, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) directed that the adoption of this Agreement and the approval of the Transactions be submitted to Company’s members for approval at a duly held meeting of such members (the “Company Members Meeting”) and (iv) resolved to recommend that the members of Company adopt this Agreement and approve the Transactions (such recommendation, the “Company Board Recommendation”). Except for receipt of the Company Requisite Vote, the execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been authorized by all necessary company action on the part of Company. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) None of the execution and delivery of this Agreement by Company, the consummation by Company of the Transactions, or the performance of this Agreement by Company, will (i) violate any provision of the Company Certificate or the Company LLC Agreement, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to Company or any of its Consolidated Subsidiaries or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Company Material Contract or other obligation to which Company or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries taken as a whole.

3.4 Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by Company of the Merger and the other Transactions, except for (i) the filing with the SEC of a Proxy Statement in definitive form, (ii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the DE SOS in respect of the Merger, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) the reporting of this Agreement on a Current Report on Form 8-K and (v) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries taken as a whole.

3.5 Reports.

(a) Company has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file or furnish since January 1, 2022 (the “Applicable Date”) with the SEC (such filings since the Applicable Date, the “Company SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries taken as a whole. To Company’s knowledge, no Company SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To Company’s knowledge, all Company SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of Company is required to make any filing with the SEC.

(b) Neither Company nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to Company’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of Company or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has Company or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of Company, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) Company has made available to Buyer all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of Company (i) there are no unresolved comments from the SEC with respect to the Company SEC Reports or any SEC examination of Company and (ii) none of the Company SEC Reports is subject to any ongoing review by the SEC.

3.6 Company Financial Statements.

(a) The consolidated financial statements, including the related consolidated schedules of investments, of Company and its Consolidated Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in members’ equity and consolidated financial position of Company and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to Company’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. PricewaterhouseCoopers LLP (“PwC”) has not resigned, threatened resignation or been dismissed as Company’s independent public accountant as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the consolidated unaudited balance sheet of Company as of June 30, 2024 included in the unaudited financial statements set forth in Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2024, (B) liabilities incurred in the ordinary course of business since June 30, 2024, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the Company SEC Reports since June 30, 2024 and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither Company nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of Company in accordance with GAAP.

(c) Neither Company nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act).

(d) Since the Applicable Date, (i) neither Company nor any of its Consolidated Subsidiaries nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Company or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act), and (ii) no attorney representing Company or any of its Consolidated Subsidiaries, whether or not employed by Company or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws or breach of duty or similar violation by Company or any of its directors or officers to the Company Board or any committee thereof or to any director or officer of Company.

(e) To Company’s knowledge, since the Applicable Date, PwC, which has expressed its opinion with respect to the financial statements of Company and its Consolidated Subsidiaries included in the Company SEC Reports (including the related notes), has, for the period it has served as Company’s independent accounting firm, been (i) “independent” with respect to Company and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(f) The principal executive officer and principal financial officer of Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(g) Company has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to allow Company’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) Company’s management, with the participation of Company’s principal executive and financial officers, has completed an assessment of the effectiveness of Company’s internal controls over financial reporting for the fiscal year ended December 31, 2023 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, using the framework specified in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the Company Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of Company’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (B) identified for Company’s auditors any material weaknesses in internal controls; and

(iv) provided to Buyer true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the Company Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide (and prior to the Closing has provided) to Buyer true, complete and correct copies of any such disclosures that are made after the date of this Agreement.

(h) The fair value of Company’s investments as of June 30, 2024 and as of the Company’s most recent periodic report filed with the SEC (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820)”, issued by the Financial Accounting Standards Board and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, in accordance with Rule 2a-5 under the Investment Company Act, after due inquiry, by the Company Board.

(i) To Company’s knowledge, there is no fraud or suspected fraud affecting Company involving management of Company who have significant roles in Company’s internal control over financial reporting.

3.7 Broker’s Fees. Neither Company nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other Transactions, other than to Keefe, Bruyette & Woods, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously made available to Buyer.

3.8 Absence of Changes or Events. Since June 30, 2024, (a) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of Company and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (b) there has not been any Effect that would individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (c) there has not been any material action that, if it had been taken after the date of this Agreement, would have required the consent of Buyer under Section 5.1 or 5.2.

3.9 Compliance with Applicable Law; Permits. Except as otherwise set forth on Section 3.9 of the Company Disclosure Schedule:

(a) Company and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Company has not received any written or, to Company’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole. Company is, and was, fully qualified to sell Company Common Units in each jurisdiction in which such equity interests were registered and sold, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Company is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Company has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for Company, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Company Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole.

(d) Company and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit Company and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole. Company has not received any written or, to Company’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing or, to the Company’s knowledge, orally to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole.

(e) No “affiliated person” (as defined under the Investment Company Act) of Company has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of Company, threatened that would result in any such disqualification.

3.10 Company Information. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement is first mailed to members of Company or at the time of the Company Members Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by Company with respect to information expressly supplied by Buyer or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of applicable federal securities Law.

3.11 Taxes and Tax Returns.

(a) Company and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all income and other material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all other material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (other than Taxes that are not yet delinquent, or which are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP).

(b) No material Tax Return of Company or any of its Consolidated Subsidiaries has been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon the Company or any of its Consolidated Subsidiaries for which the Company does not have reserves that are adequate under GAAP.

(c) Company made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). Company has qualified as a RIC with respect to each taxable year since its taxable year ended December 31, 2016 and expects to continue to so qualify through the Closing Date. No challenge to the Company’s status as a RIC is pending or has been threatened in writing. For each taxable year of Company ending on or before the Effective Time, Company has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code. Company has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(d) Company is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of Section 337(d) of the Code or Treasury Regulations promulgated thereunder, if such assets were sold at a taxable gain.

(e) No claim has been made in writing by a taxing authority in a jurisdiction where Company or any of its Consolidated Subsidiaries does not file Tax Returns that Company or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(f) Neither Company nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(g) Neither Company nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(h) Neither Company nor any of its Consolidated Subsidiaries (i) has any liability for the Taxes of another Person other than Company and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation; (ii) has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Company or any of its Consolidated Subsidiaries); or (iii) is a party or, or has an obligation under, any Tax sharing, Tax indemnification, or Tax allocation agreement or arrangement.

(i) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Consolidated Subsidiaries.

(j) Neither Company nor any its Consolidated Subsidiaries will be required to include any material amounts in income, or exclude any material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing, (iv) a “closing agreement” as described in Section 72121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding similar provision of state or local income Tax Law).

(k) Within the past five (5) years, neither Company nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply.

(l) Company and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and p aid over under applicable Laws.

(m) Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii).

(n) Company has not participated in, nor has any liability with respect to, any “listed transaction” within the meaning of Treas. Reg. Section 1.6011-4.

3.12 Litigation. There are no material Proceedings pending or, to Company’s knowledge, threatened against Company or any of its Consolidated Subsidiaries. There is no Order binding upon Company or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole.

3.13 Employee Matters. Neither Company nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).

3.14 Certain Contracts.

(a) Company has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to Buyer of, all Contracts (collectively, the “Company Material Contracts”) to which, as of the date of this Agreement, Company or any of its Consolidated Subsidiaries is a party, or by which Company or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of Company, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;

(ii) any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of Company or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by Company or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii) any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 90 days or less, or any Contract that creates or would create a Lien on any asset of Company or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole);

(iv) any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to Company and its Consolidated Subsidiaries, taken as a whole;

(v) any non-competition or non-solicitation Contract or any other Contract that by its terms limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of Company and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that Company and its Consolidated Subsidiaries conducts or may conduct;

(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the Company SEC Reports;

(vii) any Contract that obligates Company or any of its Consolidated Subsidiaries to conduct any business that is material to Company and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Merger, will obligate Buyer, the Surviving Company or any of their respective Consolidated Subsidiaries to conduct business with any third-party on an exclusive basis; or

(viii) any Contract with a Governmental Entity.

(b) Each Company Material Contract is (x) valid and binding on Company or its applicable Consolidated Subsidiary and, to Company’s knowledge, each other party thereto, (y) enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole. The Company Advisory Agreement has been approved by the Company Board and members of Company in accordance with Section 15 of the Investment Company Act. Neither Company nor any of its Consolidated Subsidiaries nor, to Company’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Company Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to Company or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any Company Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole.

3.15 Insurance Coverage. All insurance policies maintained by Company or any of its Consolidated Subsidiaries and that name Company or any of its Consolidated Subsidiaries as an insured (each, a “Company Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each Company Insurance Policy have been paid. Neither Company nor any of its Consolidated Subsidiaries has received written notice of cancellation of any Company Insurance Policy.

3.16 Intellectual Property. Company and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of Company and its Consolidated Subsidiaries taken as a whole (hereinafter, “Company Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No claims are pending for which Company has received written notice or, to the knowledge of Company, threatened (i) that Company or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any Company Intellectual Property Right is invalid or unenforceable. To the knowledge of Company, no Person is infringing, misappropriating or using without authorization the rights of Company or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Consolidated Subsidiaries, taken as a whole.

3.17 Real Property. Neither Company nor any of its Consolidated Subsidiaries owns or leases any real property.

3.18 Investment Assets. Each of Company and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of Company or its Consolidated Subsidiaries under the credit facilities which have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business and, if material, Previously Disclosed. As of the date of this Agreement, the value of investments owned by Company that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act is greater than 70% of the value of Company’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

3.19 State Takeover Laws. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “moratorium,” “takeover,” “interested stockholder” or other similar antitakeover statutes or regulations enacted under state or federal Laws or provisions included in any applicable Organizational Documents of Company (any such laws, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other Transactions.

3.20 Appraisal Rights. In accordance with the DLLCA, the Company Certificate and the Company LLC Agreement, no dissenters’ rights, appraisal rights or rights of an objecting member shall be available to holders of Company Common Units in connection with the Merger or the other Transactions.

3.21 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Special Committee has received the opinion of Keefe, Bruyette & Woods, Inc., financial advisor to the Company Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Per Unit Member Consideration (as specified in such opinion) to be received by the holders of Company Common Units in the Merger was fair, from a financial point of view, to the holders of Company Common Units (excluding Goldman Sachs Asset Management, L.P. and its Affiliates).

3.22 Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary and other than in the case of a Fraud Claim, Company acknowledges and agrees that neither Buyer, Merger Sub nor any other Person has made or is making, and Company expressly disclaims reliance upon, any representations, warranties, or statements relating to Buyer and its Consolidated Subsidiaries or Merger Sub whatsoever, express or implied, beyond those expressly given by Buyer in Article IV, any certificate delivered pursuant to Section 7.3(a) or Section 7.3(b) and in Section 5 of the Guaranty. Without limiting the generality of the foregoing, except as expressly given by Buyer in Article IV or any certificate delivered pursuant to Section 7.3(a) or Section 7.3(b), Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospect information that may have been made available to Company or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Company that:

4.1 Company Organization.

(a) Each of Buyer and Merger Sub (i) is a limited liability company duly formed and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS, (ii) has the requisite limited liability company power and authority to own or lease all of its respective properties and assets and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) True, complete and correct copies of the Organizational Documents of Buyer and Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to Company.

4.2 Authority; No Violation.

(a) Each of Buyer and Merger Sub has all requisite corporate and limited liability company power and authority, as applicable, to enter into, execute and deliver, and to perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the Transactions have been duly authorized by all necessary corporate and limited liability company action on the part of Buyer and Merger Sub, as applicable, and no other corporate or limited liability company proceedings on the part of Buyer or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other Transactions. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and, assuming due execution and delivery by Company, constitutes the legal, valid, and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Buyer or Merger Sub, nor the consummation by Buyer or Merger Sub of the Transactions, nor performance of this Agreement by Buyer or Merger Sub, will (i) violate any provision of the Organizational Documents of Buyer or Merger Sub or (ii) assuming that the consents, approvals and filings referred to in this Section 4.2(b) and Section 4.3 are duly obtained and/or made, (A) violate any Law or Order applicable to Buyer or any of its Consolidated Subsidiaries or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which Buyer or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

4.3 Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by Buyer or Merger Sub of the Merger and the other Transactions, except for (i) the filing with the SEC of the Proxy Statement in definitive form, (ii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the DE SOS in respect of the Merger, (iii) any notices or filings under the HSR Act, (iv) the reporting of this Agreement on a Current Report on Form 8-K and (v) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

4.4 Broker’s Fees. None of Buyer, any of its Consolidated Subsidiaries or any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other Transactions.

4.5 Buyer Information. None of the information supplied or to be supplied by Buyer or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement is first mailed or otherwise delivered to members of Company or at the time of the Company Members Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by Buyer with respect to information expressly supplied by Company for inclusion or incorporation by reference in the Proxy Statement.

4.6 Litigation. There are no material Proceedings pending or, to Buyer’s knowledge, threatened against Buyer or any of its Consolidated Subsidiaries. There is no Order binding upon Buyer or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to Buyer and its Consolidated Subsidiaries, taken as a whole.

4.7 Financing.

(a) Buyer has delivered to Company true and complete copies of (i) a fully executed equity commitment letter (“Equity Commitment Letter”) addressed to Buyer from the parties named as a Sponsor therein (collectively, the “Equity Financing Source”), committing the Equity Financing Source to provide to Buyer, subject to the terms and conditions therein, equity financing in an aggregate amount of $155,000,000 (the “Equity Financing”), and which provides that Company is a third-party beneficiary, as specified therein, under which, subject to Section 10.8, the Company may cause the Buyer to specifically enforce such Equity Commitment Letter in accordance with and subject to the terms and conditions thereof, and (ii) a fully executed debt financing agreement (the “Debt Financing Agreement”), pursuant to which, subject to the terms and conditions therein, the lenders and financial institutions party thereto (such lenders and financial institutions, collectively, the “Debt Financing Source” and together with the Equity Financing Source, the “Financing Sources”) have committed to provide or cause to be provided debt financing in the amount set forth therein to fund a portion of the Aggregate Member Consideration (the “Debt Financing” and, together with the Equity Financing, the “Financing”); provided that fee amounts and other commercially sensitive economic terms of the Debt Financing Agreements entered into in connection with the Debt Financing may have been customarily redacted. As of the date hereof, the Equity Commitment Letter and the Debt Financing Agreement (each, a “Financing Agreement”) constitute legal, valid and binding obligations of Buyer, and to Buyer’s knowledge, the other parties thereto, enforceable against the Buyer and, to the Buyer’s knowledge, such other parties thereto in accordance with their respective terms (except as enforceability may be limited by the Bankruptcy and Equity Exception).

(b) The Financing Agreements in the respective forms delivered to Company are valid and in full force and effect and have not been withdrawn, terminated or otherwise amended or modified in any respect, except as expressly permitted by Section 6.12. No event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a material default or material breach on the part of Buyer or any of its Affiliates under any term or condition of the Equity Commitment Letter or Debt Financing Agreement. Except as expressly permitted by Section 6.12, the Financing Agreements constitute the entire and complete agreement among the parties thereto with respect to the Financing. Except as expressly set forth in the Equity Commitment Letter or Debt Financing Agreement, (i) there are no conditions precedent or other contingencies relating to the obligations of the Financing Sources to fund the Financing at Closing, and (ii) there are no contractual contingencies or other provisions under any agreement (written or oral, including any side letters) relating to the Transactions to which Buyer or any of its Affiliates is a party that would permit any Financing Source to reduce the total amount of the Financing, impose any additional conditions precedent to the availability of the Financing or otherwise restrict or limit the availability of all or a portion of the Financing or otherwise adversely affect the ability of Buyer to consummate the Transactions on a timely basis. Assuming the accuracy of the representations and warranties regarding Company set forth in Article III and Company’s performance and compliance with the terms and conditions of this Agreement, as of the date hereof, Buyer (x) has no reason to believe that any of the conditions set forth in the Equity Commitment Letter or Debt Financing Agreement that are required to be satisfied by it on or prior to the Closing Date will not be satisfied on a timely basis and, in any event, not later than the Closing or that the Financing will not be made available to Buyer on a timely basis and, in any event, not later than the Closing, in order to consummate the Transactions and (y) is not aware of any fact or occurrence that would constitute, or would be reasonably expected to result in, a breach or default under the Equity Commitment Letter or the Debt Financing Agreement or that would reasonably be expected to cause the Equity Commitment Letter or Debt Financing Agreement to be ineffective. Buyer has paid in full or caused to be fully paid any and all commitment fees or other fees required to be paid pursuant to the terms of the Financing Agreements that are due and payable on or before the date of this Agreement. Assuming the Financing is funded on the Closing Date in accordance with the Financing Agreements, the aggregate proceeds contemplated by the Financing Agreements (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” (including any original issue discount flex) provided for under the Debt Financing Agreement), will be sufficient for Buyer to consummate the Transactions upon the terms contemplated herein. Notwithstanding anything to the contrary contained in this Agreement, Buyer acknowledges and agrees that it shall not be a condition to the obligations of Buyer to consummate the Transactions or any of their other obligations under this Agreement that Buyer continue to have access to the financing contemplated by the Equity Commitment Letter and, for the avoidance of doubt, Buyer’s obligations are not conditioned upon the availability of the Equity Financing. Any Alternative Financing to the Equity Financing arranged pursuant to Section 6.12 (including any new financing commitment) put in place after the date of this Agreement (I) will be in full force and effect from the time the commitment letter(s) with respect thereto have been executed until the earlier of the Closing or such time as any replacement Alternative Financing (including any new financing commitment) has been put in place in accordance with Section 6.12 and (II) will constitute legal, valid and binding obligations of Buyer, and to Buyer’s knowledge, the other parties thereto, enforceable against the Buyer and, to the Buyer’s knowledge, such other parties thereto in accordance with their respective terms (except as enforceability may be limited by the Bankruptcy and Equity Exception).

4.8 Guaranty. Concurrently with the execution of this Agreement, the Guarantor have delivered to Company a true and complete copy of the fully executed Guaranty. The Guaranty is in full force and effect and constitutes the valid and binding obligation of the Guarantor, enforceable in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception.

4.9 Solvency. Neither Buyer nor Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Company or any of its Consolidated Subsidiaries. Assuming the Financing is funded on the Closing Date in accordance with the Financing Agreements, the Closing Amounts Schedule representing the financial position of the Company immediately prior to the Closing is finalized in accordance with Section 2.4, the representations and warranties set forth in Article III are true and correct in all material respects (disregarding any references to “knowledge,” “Company Material Adverse Effect”, “materiality” or any other similar qualifiers) and the satisfaction or waiver of the conditions set forth in Section 7.2, immediately after giving effect to the Transactions to be consummated on the Closing Date, Buyer and its Consolidated Subsidiaries (including the Surviving Company and its Consolidated Subsidiaries) on a consolidated basis will be Solvent.

4.10 Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary and other than in the case of a Fraud Claim, Buyer acknowledges and agrees that neither Company, Adviser nor any other Person has made or is making, and Buyer and Merger Sub expressly disclaim reliance upon, any representations, warranties, or statements relating to Company and its Consolidated Subsidiaries or Adviser whatsoever, express or implied, beyond those expressly given by Company in Article III and in any certificate delivered pursuant to Section 7.2(a) or Section 7.2(b). Without limiting the generality of the foregoing, except as expressly given by Company in Article III or in any certificate delivered pursuant to Section 7.2(a) or Section 7.2(b), Buyer and Merger Sub acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospect information that may have been made available to Buyer, Merger Sub, or any of their respective Representatives.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by Law or a Governmental Entity, as required or expressly permitted by this Agreement or with the prior written consent of Buyer, which prior written consent shall not be unreasonably delayed, conditioned or withheld, Company shall, and shall cause each of its Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business consistent with past practice and Company’s investment objectives and policies as publicly disclosed, and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and existing business relationships.

5.2 Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by Law or a Governmental Entity, as required or expressly permitted by this Agreement or as set forth in the Company Disclosure Schedule, Company shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of Buyer (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a) issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any units of its limited liability company interests, shares or other equity interests, (ii) any Company Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities;

(b) (i) make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis consistent with past practices and Company’s investment objectives and policies as publicly disclosed, (B) the authorization and payment of any cash dividend or distribution necessary for Company to maintain its qualification as a RIC or to avoid the imposition of any income or excise tax, as reasonably determined by Company, (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of Company to Company or another direct or indirect wholly owned Consolidated Subsidiary of Company, or (D) a Portfolio Dividend; provided that any such dividend or distribution pursuant to clauses (A), (C) and (D) shall only be made, authorized, declared, paid or set aside if (1) if declared and paid in cash prior to the Determination Date and (2) if following the payment thereof, Company has sufficient cash remaining on hand on the Closing Date to enable it to make payment of the Transaction Expenses; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock;

(c) sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed;

(d) acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with such party’s investment objectives and policies as publicly disclosed;

(e) amend the Company Certificate, the Company LLC Agreement or other Organizational Documents or similar Organizational Documents of any of its Consolidated Subsidiaries;

(f) implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements;

(g) hire any employees or establish, become a party to or commit to adopt any Employee Benefit Plan;

(h) incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person;

(i) make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business;

(j) file or amend any income or other material Tax Return other than in the ordinary course of business consistent with past practice; make, change or revoke any Tax election; change any accounting period or method with respect to Taxes; enter into any closing agreement; or settle or compromise any Tax liability or refund; request or surrender any right to claim a refund of Taxes; request any ruling with respect to Taxes; consent to any extension or waiver of the limitation period applicable to any Taxes of Company or any of its subsidiaries;

(k) take any action, or fail to take any action, which action or failure to act is reasonably likely to cause the Company (i) to fail to qualify or not be subject to tax as a RIC for its current taxable year and any other taxable year that includes the Closing Date or (ii) to become liable for material U.S. federal income tax under Code Section 4982;

(l) enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which Company or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in Company’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC);

(m) other than in the ordinary course of business consistent with past practice and Company’s investment objectives and policies as publicly disclosed, enter into any Contract that would otherwise constitute a Company Material Contract had it been entered into prior to the date of this Agreement;

(n) other than in the ordinary course of business consistent with past practice and Company’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, material change in or material waiver under any Company Material Contract;

(o) settle any Proceeding against Company, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and Company’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of Company or any of its Consolidated Subsidiaries or, after the Effective Time, Buyer, the Surviving Company or any of their respective Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault;

(p) other than in the ordinary course of business and consistent with Company’s investment objectives and policies as publicly disclosed, (i) pay, discharge or satisfy any Indebtedness for borrowed money, other than the payment, discharge or satisfaction required pursuant to the terms of outstanding debt of Company or its Consolidated Subsidiaries as in effect as of the date of this Agreement or (ii) cancel any material Indebtedness;

(q) except as otherwise expressly contemplated by this Agreement, merge or consolidate Company or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Company or any of its Consolidated Subsidiaries; or

(r) agree to take, make any commitment to take, or adopt any resolutions of the Company Board authorizing, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Efforts.

(a) Subject to the right of Company to take any action that constitutes an Adverse Recommendation Change as expressly permitted pursuant to Section 6.6 and subject to Section 6.1(d), the parties shall cooperate with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Transactions in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals, confirmations and authorizations of all such third parties and Governmental Entities.

(b) In furtherance (but not in limitation) of the foregoing, each of Company and Buyer shall as promptly as practicable, but in no event later than ten (10) Business Days (or such later date as Company and Buyer may mutually agree), following the date of this Agreement, file, or cause to be filed any required applications, notices or other filings under the HSR Act. To the extent reasonably practicable, the parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. Company, on the one hand, and Buyer, on the other hand, shall each, in connection with the efforts referenced in this Section 6.1(a) to obtain all requisite Permits for the Transactions under the HSR Act, subject to Section 6.1(d), use commercially reasonable efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law; provided, however, that any information or materials provided to or received by any party under this Section 6.1 or any other section of this

Agreement may be redacted (i) to remove references concerning the valuation of Company or other competitively sensitive material, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, and that the parties may, as each deems advisable, reasonably designate any material or information provided to or received by any party under this Section 6.1 as “outside counsel only material.” Materials designated “outside counsel only” under this Section 6.1 shall be given only to the designated legal counsel of the recipient and shall not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(c) No party hereto shall agree to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay, or otherwise not to consummate as soon as practicable, the consummation of the Transactions except with the prior written consent of the other parties. Notwithstanding the foregoing, nothing in this Section 6.1 will apply to or restrict communications or other actions by any party or their respective Affiliates with or with respect to Governmental Entities in connection with their business in the ordinary course of business.

(d) Notwithstanding anything to the contrary herein, (i) none of Buyer, Merger Sub or their respective Affiliates shall be required, and none of Company, or its Affiliates shall be permitted (without Buyer’s prior written consent), to (A) consent to, or offer to agree or consent to, or effect or undertake, any action or efforts that would reasonably be expected to result in a Substantial Detriment for purposes of obtaining all requisite Permits for the Transactions under the HSR Act or any other consent or Order from any Governmental Entity in connection with the Transactions or (B) initiate or participate in any lawsuits in order to oppose or defend against any lawsuits by any Governmental Entity to enjoin, restrain or otherwise prevent the consummation of the Closing and (ii) none of the parties shall be required to consent to, or offer to agree or consent to, or to make, any amendments or modifications to any of the terms of this Agreement or any other agreements entered into in connection with the Transactions.

(e) Subject to applicable Law, each of Company and Buyer shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.

6.2 Preparation of Proxy Statement.

(a) Company shall as promptly as practicable following the date of this Agreement (but in no event later than ten (10) Business Days following the date of this Agreement (or such later date as Company and Buyer may mutually agree)) prepare, in consultation with Buyer, and file with the SEC the Proxy Statement in preliminary form. Company shall use all reasonable efforts to have the Proxy Statement be cleared by the SEC and its staff under the Exchange Act as promptly as practicable after such filing. Company shall promptly notify Buyer upon the receipt of any oral or written comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide Buyer with copies of all written correspondence and a summary of all oral communications between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. Company shall cooperate with and provide Buyer with a reasonable opportunity to review and comment on the Proxy Statement and any substantive correspondence (including responses to SEC or staff comments), amendments or supplements to the Proxy Statement prior to filing with the SEC or otherwise responding to the SEC or staff, consider such comments in good faith, and shall provide to Buyer a copy of all such filings made with the SEC. Company shall use commercially reasonable efforts (with the assistance of, and after consultation with, Buyer and its counsel as provided by this Section 6.2(a)) to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement and Company shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable. No filing or mailing of, or amendment or supplement to, the Proxy Statement will be made by Company without providing Buyer and its counsel a reasonable opportunity to review and comment thereon (which reasonable and timely comments shall be considered by Company in good faith).

(b) Buyer shall cooperate with Company in the preparation of the Proxy Statement and shall furnish to Company all information reasonably requested as may be reasonably necessary or advisable in connection with the Proxy Statement or any other filing or application made by or on behalf of Company or any of its Consolidated Subsidiaries to any Governmental Entity in connection with the Merger and the other Transactions. Prior to the Effective Time, each party hereto shall promptly notify the other party upon becoming aware of any event or circumstance that is required to be described in an amendment to the Proxy Statement or in a supplement to the Proxy Statement.

(c) The Company agrees to supplement, update and correct any information provided by it for use in the Proxy Statement if and to the extent that such information is or shall have become incomplete, false or misleading promptly after becoming aware of any such fact.

6.3 Member Approval. As promptly as practicable after the Proxy Statement is cleared by the SEC or, if earlier, the date that is ten (10) calendar days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments, Company shall (i) take all action required, including, by the DLLCA and the Company Certificate, to establish a record date and meeting date for, duly call, give notice of, convene, and hold the Company Members Meeting promptly following the mailing of the Proxy Statement, but in any event within twenty (20) Business Days thereof (or such other time as otherwise required to comply with applicable Law, as requested by the SEC or its staff, or as Company and Buyer otherwise agree in writing), for the purpose of obtaining the Company Requisite Vote as well as any other such matters determined by Buyer and the Company, (ii) cause the Proxy Statement to be mailed or otherwise delivered to Company’s stockholders as of the record date established for the Company Members Meeting. The record and meeting date for the Company Members Meeting shall be determined in prior consultation with and subject to the prior written approval of Buyer (which prior written approval shall not be unreasonably delayed, conditioned or withheld). Unless the Company Board has withdrawn the Company Board Recommendation in accordance with Section 6.6, Company shall use commercially reasonable efforts to obtain from Company’s members the Company Requisite Vote, including, subject to Section 6.6, by providing to Company’s members the Company Board Recommendation of the adoption of this Agreement and approval of the Transactions and including such recommendation in the Proxy Statement and by, at the request of Buyer, postponing or adjourning the Company Members Meeting to obtain a quorum or solicit additional proxies. Company shall have the right, after good faith consultation with Buyer, to postpone or adjourn the Company Members Meeting (A) for the absence of a quorum necessary to conduct the business of the Company Members Meeting, (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Members Meeting, Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Company Requisite Vote, (C) to allow reasonable additional time for Company to make any supplemental disclosures in advance of the Company Members Meeting that Company determines, after consultation with outside legal counsel, are reasonably required under applicable Law to be made in advance of, and reviewed by the members of Company prior to, the Company Members Meeting or (D) if required by Law; provided, in the case of each of (A) and (B) and, without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), in no event shall the Company Members Meeting be held on a date that is more than thirty (30) days after the date for which the Company Members Meeting was originally scheduled (as set forth in the Proxy Statement). Without limiting the generality of the foregoing but subject to Company’s right to terminate this Agreement pursuant to Section 8.1, Company’s obligations pursuant to this Section 6.3 (including its obligation to submit to its members this Agreement and the Transactions and any other matters required to be approved or adopted by its members in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Company, its Representatives or its members of any Takeover Proposal (including any Superior Proposal), or (ii) Company effecting a Takeover Approval or delivering a Notice of a Superior Proposal. Company shall keep Buyer reasonably informed on a reasonably current basis, and promptly upon Buyer’s written request, of the status of its efforts to solicit the Company Requisite Vote.

6.4 Indemnification; Directors’ and Officers’ Insurance.

(a) Following the Effective Time, the Surviving Company shall, to the fullest extent permitted under applicable Law and solely as required by the Company LLC Agreement (as in effect as of the date hereof and made available to Buyer), indemnify, defend and hold harmless and advance expenses to the present and former directors and officers of Company or any of its Consolidated Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including, but not limited to, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including any matters arising in connection with this Agreement or the Transactions). In the event of any such Liabilities, (i) the Surviving Company shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law provided that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff and (ii) the applicable Indemnified Parties shall reasonably cooperate in the defense of such matter.

(b) Unless Company and Buyer shall otherwise agree, prior to the Effective Time, Company shall purchase a so-called “tail” or extended reporting period insurance policy providing coverage for the Indemnified Parties that covers events occurring prior to the Effective Time, the cost of which shall be included as a Transaction Expense.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.4(a), upon learning of any Proceeding described above, shall promptly notify Adviser, Buyer and the Surviving Company in writing; provided that the failure to so notify shall not affect the obligations of the Surviving Company under Section 6.4(a) unless the Surviving Company is materially prejudiced as a consequence.

(d) If the Surviving Company or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers or otherwise disposes of all or substantially all of its assets to any other entity, then and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company shall assume the obligations set forth in this Section 6.4.

(e) The provisions of this Section 6.4 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

6.5 No Solicitation.

(a) Company shall, and shall cause its Consolidated Subsidiaries, Adviser, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any solicitation of or discussions or negotiations with any Person (other than Buyer, its Affiliates or their respective Representatives acting on Buyer’s or its Affiliates’ behalf) that may be ongoing with respect to, or that are intended to or would reasonably be expected to lead to, a Takeover Proposal, and demand the prompt return or destruction (which destruction shall be certified in writing to Company) of all material non-public or other confidential information previously furnished to such Person (other than Buyer, its Affiliates or their respective Representatives acting on Buyer’s or its Affiliates’ behalf) with respect to any Takeover Proposal. Prior to the Effective Time, subject to Section 6.6, each of the Company Board (including any committee thereof) and Company shall not, and shall cause its Consolidated Subsidiaries, Adviser and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, knowingly induce, knowingly encourage or take any other action (including by providing information) designed to, or which would be reasonably expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its equityholder(s)) with respect to any Takeover Proposal; (ii) approve, publicly endorse or publicly recommend or enter into any agreement, arrangement, discussions or understandings (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) with any Person (other than Buyer, its Affiliates or their respective Representatives acting on Buyer’s or its Affiliates’ behalf) (x) with respect to any Takeover Proposal or (y) requiring it to abandon, terminate or fail to consummate, or that is intended to or that would reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions with any Person (other than Buyer, its Affiliates or their respective Representatives acting on Buyer’s or its Affiliates’ behalf) regarding, or furnish or disclose to any Person (other than Buyer, its Affiliates or their respective Representatives acting on Buyer’s or its Affiliates’ behalf) any information or data with respect to, or take any other action to facilitate or in furtherance of or response to any inquiries or the making of, any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) terminate, waive, amend, modify, release or grant (x) any approval pursuant to any Takeover Statute to any Person (other than Buyer, its Affiliates or their respective Representatives acting on Buyer’s or its Affiliates’ behalf) or with respect to any transaction (other than the Transactions) or (y) any standstill or any similar agreement with respect to Company or its Consolidated Subsidiaries; provided, however, that notwithstanding the foregoing, Company (A) may inform such Persons of the provisions contained in this Section 6.5, (B) Company shall be permitted to grant a waiver of, or terminate, any “standstill” or similar agreement or obligation of such Person with respect to equity securities of Company in order to allow such Person to confidentially submit a Takeover Proposal and (C) the foregoing in this Section 6.5(a) shall not include any actions Company is required to take as expressly set forth in this Agreement.

(b) Company shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify Buyer in writing of any request for information or any inquiry, proposal or offer that would be reasonably expected to lead to a Takeover Proposal or any Takeover Proposal and (ii) provide to the Buyer the material terms and conditions of any such request, inquiry, proposal or offer or Takeover Proposal, as the case may be, and complete copies of any written materials received by Company, Adviser or their respective Affiliates or Representatives in connection with any of the foregoing (including copies of the current drafts of all agreements, term sheets and financing commitments related thereto or submitted therewith), and the identity of the Person (or group of Persons) making any such request, inquiry, proposal or offer or Takeover Proposal, as the case may be. Company agrees that it shall keep Buyer informed on a reasonably current basis, and in any event within twenty-four (24) hours after receipt, of the status and the material terms and conditions (including any amendments or proposed amendments or other changes or modifications) of any such request, inquiry, proposal or offer or Takeover Proposal and keep the Buyer informed on a reasonably current basis of any information requested of, or provided by, Company, including by providing Buyer promptly after the receipt or delivery of copies of all written proposals, offers or draft agreements sent to or provided to Company, its Consolidated Subsidiaries, the Adviser or their Representatives with respect to such request, inquiry, proposal or offer or Takeover Proposal. Company and Adviser shall not, and shall cause the Company’s Consolidated Subsidiaries not to, after the date of this Agreement, enter into any Contract with any Person that prohibits or otherwise limits Company or Adviser from providing any information contemplated by this Section 6.5 to Buyer, Merger Sub or their Representatives acting on their behalf, or otherwise complying with its obligations under this Section 6.5.

6.6 Company Takeover Proposals.

(a) If on or after the date of this Agreement and at any time prior to the Company Members Meeting: (i) Company receives a bona fide unsolicited Takeover Proposal (with respect to which Company has complied in all material respects with the provisions of Sections 6.5(a) and (b) and this Section 6.6); (ii) the Company Special Committee shall have determined in good faith, after consultation with its outside legal counsel and (with respect to financial matters) its outside financial advisor, that (x) failure to consider such Takeover Proposal would be a breach of the fiduciary duties applicable to the Company Board under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal; and (iii) Company gives Buyer prior written notice of the identity of the Person (or group of Persons) making such Takeover Proposal, the terms and conditions of such Takeover Proposal and Company’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal then, subject to compliance with this Section 6.6(a), Company may:

(i) engage in negotiations or discussions with such Person (or group of Persons) who has made the unsolicited, bona fide Takeover Proposal and provide information (including non-public information) in response to a request therefor by such Person (or group of Persons) who has made such Takeover Proposal if Company (A) receives from such Person (or group of Persons) an executed confidentiality agreement with customary terms no less restrictive than the Confidentiality Agreement (but need not include a standstill) and (B) provides Buyer a copy of all such information that has not previously been delivered or made available to Buyer substantially concurrently with delivery to such Person (or group of Persons) (or such Person’s (or group’s) Representatives or Affiliates); and

(ii) after fulfilling its obligations under Section 6.6(b) below, adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”).

If on or after the date of this Agreement and at any time prior to obtaining the Company Requisite Vote, the Company Special Committee shall have determined after consultation with its outside legal counsel and (with respect to financial matters) its outside financial advisor and after compliance with its obligations in Section 6.6 (after having given effect to any amendments, changes or modifications offered by Buyer pursuant to, and in accordance with, Section 6.6(b)), that that continued recommendation of the approval of this Agreement and the Transactions to the Company’s members is reasonably likely to be a breach of the fiduciary duties applicable to the Company Board under applicable Law as a result of a Superior Proposal, Company may (A) withdraw, withhold or qualify (or modify or amend in a manner adverse to Buyer), or publicly propose to withdraw, withhold or qualify (or modify or amend in a manner adverse to Buyer), the Company Board Recommendation and/or (B) make any public statement, filing or release, in connection with the Company Members Meeting, inconsistent with the Company Board Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as an “Adverse Recommendation Change”).

(b) Upon any determination that a Takeover Proposal constitutes a Superior Proposal by the Company Board (including any committee thereof), Company shall promptly provide (and in any event within twenty-four (24) hours of such determination) to Buyer a written notice (a “Notice of a Superior Proposal”) (which notice shall not, by itself, constitute an Adverse Recommendation Change): (i) advising Buyer that the Company Board has received a Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such Superior Proposal and any amendment, change or modification thereto, including the amount per unit or other consideration that the members of Company will receive in connection with the Superior Proposal and including a copy of all written materials provided to or by Company in connection with such Superior Proposal (including copies of the current drafts of all agreements, term sheets, financing commitments and other documentation and correspondence that relate to such Takeover Proposal), unless previously provided to Buyer, and (iii) identifying the Person (or group of Persons) making such Superior Proposal. Company shall cooperate and negotiate in good faith with Buyer (to the extent Buyer desires to negotiate) during the five (5) Business Day period following Buyer’s receipt of the Notice of a Superior Proposal (it being understood that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new Notice of a Superior Proposal and Company shall be required to comply again with the requirements of this Section 6.6(b), except that such new notice period shall be for two (2) Business Days) to make such adjustments, revisions, changes, modifications, or amendments in the terms and conditions of this Agreement and the Transactions as would enable Company to determine that such Superior Proposal is no longer a Superior Proposal and proceed with a Company Board Recommendation without an Adverse Recommendation Change. If thereafter the Company Special Committee determines, after consultation with its outside legal counsel and (with respect to financial matters) its outside financial advisor and after giving effect to any such proposed adjustments, revisions, changes, modifications, or amendments to the terms and conditions of this Agreement offered by Buyer that such Superior Proposal remains a Superior Proposal or the failure to make such Adverse Recommendation Change would be reasonably likely to be a breach of the fiduciary duties applicable to Company Board under applicable Law, and Company has complied in all material respects with Section 6.6(a) above, Section 6.6(b) and Section 6.6(c), Company may terminate this Agreement pursuant to Section 8.1(c)(ii), subject to payment of the Company Termination Fee.

(c) Other than as expressly permitted by Section 6.6(a), Section 6.6(b) or Section 6.6(d), neither Company nor the Company Board (or any committee thereof (including the Company Special Committee)) shall make any (i) Adverse Recommendation Change, (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, to the Company’s members any Takeover Proposal, (C) fail to include the Company Board Recommendation, as applicable, in the Proxy Statement or any filing, amendment or supplement relating to the Proxy Statement, (D) fail to publicly recommend rejection of any tender or exchange offer that constitutes a Takeover Proposal within ten (10) Business Days after such tender or exchange offer is commenced (or such fewer number of days as remain prior to the Company Members Meeting as it may be adjourned or postponed, and in any event prior to the Company Members Meeting), it being understood that the Company Board may refrain from taking a position with respect to a Takeover Proposal that is a tender or exchange offer until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Takeover Proposal (or such fewer number of days as remain prior to the Company Members Meeting as it may be adjourned or postponed, and in any event prior to the Company Members Meeting) without such action being considered a violation of this Section 6.6(c); or (E) except in the event any tender or exchange offer that constitutes a Takeover Proposal, fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after the written request of Buyer following a Takeover Proposal that has been publicly announced (or, if the Company Members Meeting is scheduled to be held within ten (10) Business Days of such request, within five (5) Business Days of such request and in any event, prior to the date of the Company Members Meeting), or (iii) terminate this Agreement pursuant to Section 8.1(c)(ii). Notwithstanding anything herein to the contrary, no Adverse Recommendation Change shall change the approval of the Transactions, this Agreement or any other approval of the Company Board that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d) Other than in connection with a Takeover Proposal with respect to Company, the Company Board shall be permitted to make an Adverse Recommendation Change in response to an Intervening Event (an “Intervening Event Recommendation Change”) if (A) prior to effecting any such Intervening Event Recommendation Change, Company promptly notifies Buyer, in writing, at least five (5) Business Days (the “Intervening Event Notice Period”) before taking such action of its intent to take such action (which notice shall not, by itself, constitute an Adverse Recommendation Change or a Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) Company shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with Buyer in good faith (to the extent Buyer desires to negotiate) to make such adjustments, revisions, changes, modifications, or amendments in the terms and conditions of this Agreement and the Transactions that would not permit the Company Board to make an Intervening Event Recommendation Change, and (C) the Company Special Committee determines, after consulting with its outside legal counsel and (with respect to financial matters) its outside financial advisor, that the failure to effect such an Intervening Event Recommendation Change, after taking into account any adjustments made by Buyer during the Intervening Event Notice Period, would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of Company under applicable Law. For the avoidance of doubt, the making of an Intervening Event Recommendation Change shall constitute an Adverse Recommendation Change.

(e) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to prohibit Company from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to Company’s members if, after consultation with its outside legal counsel, Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, which the parties hereto agree shall not in and of itself be deemed to be an Adverse Recommendation Change or give rise to a Buyer termination right pursuant to Section 8.1(d)(ii)) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation (A) in such communication or (B) within three (3) Business Days after being requested in writing to do so by Buyer.

6.7 Access to Information.

From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, upon reasonable advance notice, except as may otherwise be restricted by applicable Law, and subject to the execution and delivery of customary access letters with respect to third-party information (if required by such third party), Company shall, and shall cause its Consolidated Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors, and other Representatives of Buyer, reasonable access, during normal business hours, to its and its Consolidated Subsidiaries’ personnel, properties, facilities, assets, Contracts, books and records and furnish and make available (including via EDGAR, if applicable) to such Persons all other information in its possession concerning its business, properties, facilities, assets, liabilities and personnel as such party or parties may reasonably request and promptly furnish Buyer and its Representatives with such financial and operating data and other information in its possession with respect to the business, properties, facilities, loan portfolio, assets and personnel of Company and its Consolidated Subsidiaries as Buyer may reasonably request; provided that the foregoing shall not require Company to afford access to or to disclose any information that in Company’s reasonable judgment would violate any confidentiality obligations to which such party is subject to if, after using commercially reasonable efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure (and in such cases, it shall use commercially reasonable efforts to provide such information or as much of such information in a manner that would not violate such confidentiality obligations). The foregoing access rights shall not include the right to (i) have access to any information the disclosure of which is restricted by contract or applicable Law or which could result in the waiver of any attorney-client privilege or any similar privilege of Company or any Consolidated Subsidiary, in the judgment of their legal counsel, (ii) to the extent relating to, or to any business of, any Person advised (or formerly advised) by Adviser, other than Company and its Consolidated Subsidiaries, or (iii) subject to Section 6.6(a) and Section 6.6(b), have access to any information to the extent related to the sale process conducted by Company or any of its Consolidated Subsidiaries vis-a-vis any Person other than Buyer; provided, that in such instances Company shall inform Buyer of the general nature of the information being withheld and use commercially reasonable efforts to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii).

With respect to the information disclosed pursuant to this Section 6.7, Buyer shall comply with, and shall instruct its Representatives to comply with, all of its obligations under the confidentiality letter agreement, dated April 4, 2024, between Goldman Sachs Asset Management, L.P. and Pantheon Ventures US LP (the “Confidentiality Agreement”).

6.8 Publicity. The initial press release with respect to the Transactions shall be a joint press release as mutually agreed by both Company and Buyer. Thereafter, so long as this Agreement is in effect, except as may be required by applicable Law, in connection with any such press release or public announcement if the Company Board has effected an Adverse Recommendation Change or in connection with any press release or public announcement in each case in accordance with and pursuant to Section 6.6, Company and Buyer each shall consult with the others before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Merger, or the other Transactions, except as may be required by applicable Law, and, to the extent practicable, before such press release or disclosure is issued or made, Company or Buyer, as applicable, shall have used use commercially reasonable efforts to advise the other parties of, and consult with the other parties regarding, the text of such disclosure; provided, that each of Company and Buyer may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 6.8.

6.9 Takeover Statutes and Provisions. Neither Buyer nor Company will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of Buyer and Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary, challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

6.10 Member Litigation. During the period from the date of this Agreement to the Effective Time, Company shall promptly advise Buyer after becoming aware of any Proceeding commenced against Company by any equityholder of Company relating to this Agreement or the Transactions (including the Merger) (the “Member Litigation”) and shall keep Buyer reasonably informed regarding any material developments with respect to such Proceeding. Company shall control any such Proceeding; provided that, Company shall: (a) give Buyer the opportunity to participate in the defense and settlement of any such Proceeding, (b) keep Buyer reasonably apprised of proposed strategy and other significant decisions with respect to any such Proceeding, and provide Buyer with the opportunity to consult with Company regarding the defense of any such Proceeding, which advice Company shall consider in good faith, and (c) not settle any such Proceeding without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned).

6.11 Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be required to cause any dispositions of Company Common Units (including derivative securities with respect to Company Common Units) or acquisitions of Company Common Units (including derivative securities with respect to Company Common Units) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt pursuant to Rule 16b-3.

6.12 Financing.

(a) Buyer shall, at its or its Affiliates’ sole expense, use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions set forth in the Financing Agreements on or prior to the Closing Date, including (i) complying with the Financing Agreements in accordance with their respective terms and conditions until the Transactions are consummated, (ii) using commercially reasonable efforts to maintain in effect the Financing Agreements in accordance with their respective terms and conditions until the Transactions are consummated, (iii) using commercially reasonable efforts to satisfy on a timely basis all conditions applicable to the Buyer or its controlled Affiliates in the Financing Agreements that are within its control, (iv) assuming that all conditions contained in the Financing Agreements have been satisfied or waived, consummating the Financing at or prior to Closing, and (v) using commercially reasonable efforts to enforce Buyer’s and its controlled Affiliates’ rights under the Equity Commitment Letter and the Debt Financing Agreement and cause the applicable providers of financing under the Equity Commitment Letter and the Debt Financing Agreement to comply with their respective obligations and fund thereunder on the Closing Date; provided that, notwithstanding anything herein to the contrary, nothing in this clause (a) will limit the ability of Buyer to pursue the Financing in any manner not otherwise prohibited by this Agreement (including to pursue Alternative Financing as necessary to consummate the Transactions).

(b) Buyer shall give Company prompt notice (in no event later than three (3) Business Days after obtaining knowledge (and in any event prior to the Anticipated Closing Date)) of (i) any actual (or threatened in writing) material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Financing Agreement of which Buyer becomes aware, (ii) the receipt by Buyer of any written notice or other written communication from any Person with respect to any (A) actual or potential expiration or termination of, repudiation by any Person party to or default or breach under any Financing Agreement or (B) material dispute or disagreement between or among any Persons party to the Financing Agreements with respect to the obligation to fund the Financing on the Closing Date, (iii) any indication in writing that any Person party to any Financing Agreement will not provide, or it refuses to provide, all or any portion of the Financing contemplated by the Financing Agreements on the terms and subject only to the conditions expressly stated therein, (iv) the exercise of any “market flex” provisions provided for in the Debt Financing Agreement, and (v) if at any time for any reason Buyer no longer believes in good faith that it will be able to obtain, prior to the date the Closing, all or any portion of the Financing on the terms, in the manner or from the sources contemplated by any of the Equity Commitment Letter or the Debt Financing Agreement; provided that in no event shall Buyer be under any obligation to disclose any information pursuant to this sentence to the extent it would, in the judgment of Buyer’s legal counsel, waive the protection of attorney-client or similar privilege if such party shall have used commercially reasonable efforts to disclose such information in a way that would not waive such privilege. Upon the reasonable written request of Company, Buyer shall promptly, and in any event within three (3) Business Days (or one (1) Business Day, if the Anticipated Closing Date is ten (10) Business Days or less on the date the request is made and in any event prior to the Anticipated Closing Date) following such written request, provide any information reasonably requested by Company relating to any circumstance referred to in clauses (i), (ii), (iii) or (iv) of the immediately preceding sentence.

(c) Buyer shall have the right from time to time to amend, restate, amend and restate, replace, supplement or otherwise modify, or waive any provision under, any Financing Agreement; provided that, without the prior written consent of the Company, Buyer shall not permit any amendment, restatement, amendment and restatement, replacement, supplement or other modification to be made to, or any waiver of any provision under, any Financing Agreement if such amendment, restatement, amendment and restatement, replacement, supplement, or other modification or waiver (A) would reduce the aggregate amount of available Financing to less than the amount required to consummate the Transactions on the Closing Date, (B) impose new or additional conditions or other contingencies relating to the receipt or funding of the Financing beyond those expressly set forth in the Financing Agreements as in effect on the date of this Agreement in a manner (x) that would reasonably be expected to impair, delay or prevent the consummation of all or any portion of the Financing on the Closing Date in an amount sufficient to consummate the Transactions on the Closing Date or (y) that is materially adverse or less favorable to Buyer or Company with respect to the certainty of timing of funding, taken as a whole, or (C) adversely impacts in any material respect the ability of Buyer to enforce its rights against the Financing Sources party to the Financing Agreements, or, with respect to the Equity Commitment Letter, the ability of Company to exercise its rights of specific performance to the extent expressly provided thereunder. Buyer shall promptly, and in any event within three (3) Business Days (or, if earlier, prior to the Anticipated Closing Date) following the effectiveness thereof, deliver to Company copies of any amendment, restatement, amendment and restatement, replacement, supplement or other modification to, or waiver of any provision under, any Financing Agreement. For purposes of this Agreement (other than with respect to representations in this Agreement made by the Buyer that speaks as of the date hereof), references to the “Financing Agreements” shall include such document as permitted or required by this Section 6.12(c) to be amended, restated, amended and restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, amendment and restatement, replacement, supplement or other modification or waiver and, for the avoidance of doubt, references to “Financing” shall include, in whole or in part (as applicable), any replacement or substitute financing provided for thereunder.

(d) In the event all or any portion of the Financing becomes unavailable on the terms and conditions contemplated in any Financing Agreement (other than as a result of the Company’s breach of any provision of this Agreement), Buyer shall promptly notify Company and, with respect to the Equity Financing, Buyer shall and, with respect to the Debt Financing, Buyer may, but shall not be obligated to, (i) arrange and obtain any such portion from alternative sources, on terms, taken as whole, that are no more adverse to the Buyer or that are otherwise acceptable to Buyer (“Alternative Financing”), as promptly as practicable following the occurrence of such event and (ii) provide Company with a copy of all amendments, supplements, other modifications or agreements pursuant to which any Alternative Financing shall be made available to Buyer (the “Alternative Financing Agreements”); provided that the terms of such Alternative Financing shall not (A) reduce the aggregate amount of available Financing to less than the amount required to consummate the Transactions on the Closing Date or (B) impose new or additional conditions or other contingencies relating to the receipt or funding of the Financing beyond those expressly set forth in the Financing Agreements as in effect on the date of this Agreement (or as otherwise consented to by Company pursuant to Section 6.12(c)). Notwithstanding anything to the contrary contained in this Agreement in no event shall any Buyer be required to pay any fees or any interest rates applicable to any Alternative Financing in excess of those contemplated by the Financing Agreements as in effect on the date hereof, or agree to any term less favorable to Buyer than such term contained in the Financing Agreements as in effect on the date hereof.

(e) For purposes of and subject to the terms of this Section 6.12, (i) the term “Financing” shall also be deemed to include any Alternative Financing and (ii) the term “Financing Agreement” shall also be deemed to include any commitment letter (or similar agreement), fee letter, or definitive agreement, as applicable, with respect to such Alternative Financing as well as any commitment letter (or similar agreement), fee letter, or definitive agreement, as applicable, as amended, supplemented or modified in accordance with this Section 6.12.

(f) Company shall use its commercially reasonable efforts to, and shall cause its Consolidated Subsidiaries to, use their respective commercially reasonable efforts to, cooperate in connection with the Debt Financing (including any Alternative Financing constituting Debt Financing) as may be reasonably requested by Buyer and required in connection with the Debt Financing, including using commercially reasonable efforts to (i) at reasonable times, upon reasonable advanced notice, and at reasonable locations, participate in a reasonable number of meetings, due diligence sessions, including direct contact between appropriate members of senior management of Company, on the one hand, and the actual and potential Debt Financing Sources, on the other hand, in each case, to the extent usual and customary for financings of a type similar to the Debt Financing and reasonably required in connection with the Debt Financing, (ii) take corporate (or comparable) actions reasonably requested by Buyer to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Company at the Closing, (iii) furnish, at least three (3) Business Days prior to the Closing Date, such documentation and information as is reasonably requested in writing by Buyer at least ten (10) days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including a certification in relation to Company and its Consolidated Subsidiaries regarding individual beneficial ownership, (iv) facilitate the obtaining of guarantees and pledging of collateral and other matters ancillary to the Debt Financing, as may be requested by Buyer and required in connection with the Debt Financing, including obtaining and perfection of security interests in collateral and delivery to the Debt Financing Sources at the Closing of all certificates, if any, representing outstanding equity interests of Company and each of its Consolidated Subsidiaries, (v) assist the Buyer in completing any borrowing base certificate required in connection with the Financing and (vi) as promptly as practicable after the date hereof, furnish Buyer and the Debt Financing Sources with any pertinent and customary information regarding Company and its Consolidated Subsidiaries as may be reasonably requested by Buyer and required in connection with the Debt Financing. Buyer will not, without written consent of Company in each instance, use in advertising or publicity in connection with the Financing or otherwise the name of Company, Goldman Sachs Asset Management, L.P., Goldman Sachs & Co. LLC, or any of their affiliates (collectively, “Goldman Sachs”) nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof (collectively, the “Mark”) of Goldman Sachs. Buyer acknowledges that Goldman Sachs owns all right, title and interest in and to the Mark and the registration thereof.

(g) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall require Company or any of its Consolidated Subsidiaries to (I) cooperate to the extent such cooperation would interfere unreasonably (as reasonably determined by Company) with the business or operations of Company and any of its Consolidated Subsidiaries, (II) encumber any of the assets of Company and any of its Consolidated Subsidiaries or otherwise be an issuer, guarantor or other obligor with respect to the Debt Financing prior to the Closing Date, (III) pay, or commit to pay, any commitment or other fee or make any other payment, in each case, in connection with the Debt Financing prior to the Closing Date, (IV) take, or commit to take, any action that would reasonably be expected to conflict with, violate or result in a breach of or default under any material contract in effect as of the date hereof (including this Agreement), any Organizational Document of Company and any of its Consolidated Subsidiaries or any Law, (V) take, or commit to take, any action to authorize or approve, or execute or deliver, any agreement, certificate or other document related to the Debt Financing unless (x) such Person will continue to serve as a director or manager or officer, as the case may be, after the Closing Date and (y) the effectiveness of such authorization or approval or agreement, certificate or other document is contingent upon the occurrence of, the Closing, (VI) incur, or commit to incur, or be required to reimburse, or commit to reimburse, any cost, expense, liability or obligation or provide or agree to provide any indemnity, in each case, in connection with the Debt Financing (x) prior to the Closing Date or (y) unless concurrently reimbursed by the Buyer or any of its Affiliates, (VII) take any action that could reasonably be expected to subject any director, officer, employee, agent, manager, consultant, advisor or other representative of Company or any Affiliate to any actual or potential personal liability, (VIII) provide access to or disclose information that Company determines in good faith would jeopardize any attorney client privilege of, or conflict with any material confidentiality obligations binding on, Company or any Affiliate of Company if such Person shall have used commercially reasonable efforts to provide access to or disclose such information in a way that would not waive such privilege or conflict with such obligations or (X) deliver any financial or other information that is not currently readily available or prepared in the ordinary course of business of Company. All non-public or other confidential information provided by Company or any of its Representatives pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement, except that such information may be disclosed to potential Financing Sources, subject to such potential Financing Sources entering into customary confidentiality undertakings with respect to such information.

(h) Notwithstanding anything in this Agreement to the contrary, none of Company, its Consolidated Subsidiaries or any of their respective directors, officers or employees shall incur any Liability to any Person under the Debt Financing with respect to periods prior to the Effective Time. In furtherance of the foregoing, Buyer shall fully indemnify Company, its Consolidated Subsidiaries and their respective directors, officers and employees for any and all reasonable and documented out-of-pocket fees and expenses incurred by such Persons for any claims asserted or alleged as a result of the cooperation provided by Company and its Consolidated Subsidiaries in accordance with Section 6.12(f).

6.13 R&W Policy. To the extent requested by Buyer, the Company shall use commercially reasonable efforts to assist Buyer in, and reasonably cooperate with, Buyer obtaining of a representations and warranties insurance policy (the “R&W Insurance Policy”) prior to the Closing. Any R&W Insurance Policy shall provide that the insurer has (or insurers have, as the case may be) no right of subrogation against any holder of Company Common Units or any of their respective Affiliates, and such insurer has (or insurers have, as the case may be) waived any such right of subrogation.

6.14 Existing SPV Assets. Prior to the Determination Date, Company shall take any and all limited liability company action required to transfer of its existing portfolio company investments and related liabilities held by Goldman Sachs Private Middle Market Credit SPV LLC, a Delaware limited liability company and wholly-owned subsidiary of Company, to a newly created special purpose vehicle wholly-owned by Company or, in Company’s discretion to Company (the “Existing SPV Restructuring”). Company shall keep Buyer informed on a reasonably current basis in reasonable detail of the status of the Existing SPV Restructuring and provide copies to Buyer of all documents, instruments or agreements prepared in connection with the Existing SPV Restructuring prior to their execution and provide Buyer and its Representatives a reasonable opportunity review (and the form and substance of such documents, instruments and agreements shall be subject to Buyer’s approval (not to be unreasonably withheld, conditioned or delayed)).

6.15 No Other Representations or Warranties. The parties hereto acknowledge and agree that, except for the representations and warranties of Company in Article III and in any certificate delivered pursuant to Section 7.2(a) or Section 7.2(b), and the representations and warranties of Buyer in Article IV or in any certificate delivered pursuant to Section 7.3(a) or Section 7.3(b) or given in Section 5 of the Guaranty, none of Company, Adviser, Buyer, Merger Sub, or any of Company’s or Buyer’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing makes or has relied on any representation or warranty, express or implied.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, other than with respect to Section 6.1(a), which shall not be waived by any party hereto, waiver, at or prior to the Effective Time, of the following conditions:

(a) Member Approval. The Company Requisite Vote shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Merger or any of the other Transactions shall be in effect.

(c) Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act).

(d) No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Merger or any of the other Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Merger or any of the other Transactions.

(e) Closing Amounts Determination. The determination of the Closing Amounts Schedule shall have been completed in accordance with Section 2.4.

7.2 Conditions to Obligations of Buyer and Merger Sub to Effect the Merger. The obligations of Buyer and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Buyer, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of Company. (i) The representations and warranties of Company set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of Company set forth in Section 3.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of Company set forth in Sections 3.3(a), 3.3(b)(i), 3.7, 3.19 and 3.21 and the representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of Company set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any “Company Material Adverse Effect” or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of Company are not so true and correct, without regard to any “Company Material Adverse Effect” or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of Company to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Buyer shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. Buyer shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

(c) Portfolio FMV. The fair value of the portfolio investments of the Company as of the Determination Date does not exceed seventy-seven percent (77%) of the aggregate principal balance of such underlying portfolio investments as of such date.

(d) Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred and, solely with respect to clause (b) of the definition of “Company Material Adverse Effect,” be continuing, any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

(e) Debt Financing Consummation. The Debt Financing (including, for clarity, if applicable, any Alternative Financing constituting Debt Financing) shall have been funded, or will be concurrently funded with the Closing, in an amount sufficient for Buyer to consummate the Transactions upon the terms contemplated herein, in accordance with the Debt Financing Agreement, if the Equity Financing is funded at the Closing.

7.3 Conditions to Obligations of Company to Effect the Merger. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of Buyer. (i) The representations and warranties of Buyer set forth in Sections 4.2(a), 4.2(b)(i) and 4.4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the representations and warranties of the Buyer set forth in this Agreement (other than those set forth in the foregoing clause (i)), shall be true and correct as of the date of this Agreement and as of the Closing Date as though to such representations and warranties were made on and as of such date and time (except to the extent that any such representation and warranty speaks only as to a specified date, in which case such representation and warranty shall be true and correct as of such specified date), without regard to any “Buyer Material Adverse Effect” or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(ii) shall be deemed to have been satisfied even if any such representations and warranties of Buyer are not so true and correct, without regard to any “Buyer Material Adverse Effect” or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of Buyer to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect. Company shall have received a certificate signed on behalf of Buyer by an officer of Buyer to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Buyer and Merger Sub. Each of Buyer and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. Company shall have received a certificate signed on behalf of Buyer and Merger Sub by an officer of Buyer to such effect.

(c) Absence of Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Buyer Material Adverse Effect.

7.4 Frustration of Closing Conditions. None of Company, Merger Sub or Buyer may rely on the failure of any condition set forth in this Article VII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use commercially reasonable efforts to consummate the Merger and the other Transactions.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Requisite Vote has been obtained:

(a) by mutual consent of Buyer and Company in a written instrument authorized by each of the Buyer and the Company Board (on the recommendation of the Company Special Committee); or

(b) by either Buyer or Company, if:

(i) any Governmental Entity that must grant a Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order, or promulgated any other Law permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions; or

(ii) the Merger shall not have been consummated on or before February 28, 2025, or such other date as mutually agreed to in writing by Company and Buyer (such date referred to as, the “Termination Date”); provided that if the Valuation Firm has been engaged in accordance with Section 2.4, unless otherwise agreed in writing by Company and Buyer, the Termination Date shall automatically (and without further action) be extended until the later of (i) five (5) Business Days after the Final NAV Determination Date and (ii) the Scheduled Date; provided further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Termination Date (including, for the avoidance of doubt, the obligation to promptly submit information regarding any Disputed Item submitted to the Valuation Firm as requested by the Valuation Firm pursuant to Section 2.4); or

(iii) if the Company Members Meeting is held, the members of Company shall have failed to adopt this Agreement or to approve the Transactions (including the Merger) by the Company Requisite Vote at a duly held meeting of Company’s members or at any adjournment or postponement thereof at which the adoption of this Agreement and the approval of the Transactions (including the Merger) have been voted upon; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of or resulted in the failure to consummate the Transactions; or

(c) by Company, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Buyer or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3, and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of notice thereof by Company to Buyer (provided that Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.2 not to be satisfied); or

(ii) at any time prior to obtaining the Company Requisite Vote, the Company Board, upon the recommendation of the Company Special Committee, authorizes Company, subject to complying with the terms of Section 6.6(a) and Section 6.6(b), to enter into, and Company enters into, a definitive Contract with respect to a Superior Proposal; or

(iii) prior to the Effective Time, if on any Scheduled Date (excluding reference therein to Section 7.2(e)): (A) all of the conditions set forth in Section 7.1 and 7.2 (other than Section 7.2(e)) have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur at such time), (B) (1) the condition set forth in Section 7.2(e) is not satisfied and the sole cause of the condition in Section 7.2(e) not being satisfied is Buyer’s Willful Breach of Section 6.12(a) or (2) the condition set forth in Section 7.2(e) is satisfied and Buyer, in violation of the terms of this Agreement, fails to consummate the Merger on the date on which the Closing should have occurred pursuant to Section 1.2, (C) following such failure by Buyer to consummate the Merger in violation of the terms of this Agreement, Company has provided irrevocable written notice to Buyer that the Company is ready, willing and able to consummate the Closing on such date of such notice and at all times during the two (2) Business Day period immediately thereafter, and (D) Buyer fails to consummate the Merger within such two (2) Business Day period after delivery by the Company to Buyer of the notice described in clause (C) (provided, however, that, while Company may pursue both a grant of specific performance and the payment of the Buyer Termination Fee, if the circumstances set forth in Section 8.1(c)(iii)(B)(2) are true on such Scheduled Date, no termination pursuant to this Section 8.1(c)(iii) shall be effective unless and until (x) Company shall have sought specific performance pursuant to Section 10.8 to enforce Buyer’s and Merger Sub’s obligations to consummate the Merger and to cause Buyer to enforce the obligations of the Equity Financing Source under the Equity Commitment Letter and (y) such specific performance shall not have been awarded following a final non-appealable determination by a court of competent jurisdiction on such claim for specific performance); or

(d) by Buyer, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2, and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of notice thereof by Buyer to Company (provided that Buyer or Merger Sub is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.3 not to be satisfied); or

(ii) prior to obtaining the Company Requisite Vote (A) an Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) Company shall have failed to include in the Proxy Statement the Company Board Recommendation, (C) a Takeover Proposal is publicly announced and Company fails to issue upon Buyer’s written request, within ten (10) Business Days after such written request (or such fewer number of days as remain prior to the Company Members Meeting as it may be adjourned or postponed, and in any event prior to the Company Members Meeting), a press release that reaffirms without qualification the Company Board Recommendation or (D) a tender or exchange offer constituting a Takeover Proposal shall have been commenced by a third party and Company shall not have, within ten (10) Business Days after the commencement of such tender or exchange offer (or such fewer number of days as remain prior to the Company Members Meeting as it may be adjourned or postponed, and in any event prior to the Company Members Meeting), made a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; or

(iii) Company or the Company Board (including any committee thereof) breaches in any material respect any of its obligations under Section 6.5 or Section 6.6.

The party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other party in accordance with Section 10.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Termination Fees.

(a) If this Agreement shall be validly terminated:

(i) by (x) Company pursuant to Section 8.1(c)(ii) then, prior to, and as a condition to such termination, or (y) by Buyer pursuant to Section 8.1(d)(ii), then within two (2) Business Days of such termination, Company shall pay Buyer, subject to applicable Law and Section 8.2(d), a non-refundable fee in an amount equal to $11,029,889 (the “Company Termination Fee”); or

(ii) (A) by (x) Company pursuant to Section 8.1(b)(ii) at a time when Buyer would have been entitled to terminate this Agreement under Section 8.1(d)(iii) or (y) Buyer pursuant to Section 8.1(d)(iii), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn, and (C) Company enters into a definitive Contract with respect to such Takeover Proposal within twelve (12) months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such twelve (12)-month period), then, within two (2) Business Days after the date that such Takeover Proposal is consummated, Company shall pay the Buyer, subject to applicable Law and Section 8.2(d), the Company Termination Fee; provided, that for purposes of this Section 8.2(a)(ii), the term “Takeover Proposal” will have the meaning assigned to such term in Article IX, except that references to “25%” will be deemed to be references to “50%”.

The Company Termination Fee shall be paid by wire transfer of immediately available funds to Buyer or, at the election of Buyer, to one of its Consolidated Subsidiaries, to an account designated in writing to Company by Buyer if Buyer shall have furnished to Company wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check; it being understood that in no event shall Company be required to pay the Company Termination Fee on more than one occasion.

(b) If this Agreement is terminated (i) by Buyer pursuant to Section 8.1(b)(ii) at a time when Company would have been entitled to terminate this Agreement under Section 8.1(c)(iii) or (ii) by Company pursuant to Section 8.1(c)(iii), then Buyer shall pay to Company a non-refundable fee in an amount equal to $11,029,889 (the “Buyer Termination Fee”) (which fee shall be payable within two (2) business days after such termination, by wire transfer of immediately available funds to an account designated in writing by Company if Company shall have furnished to Buyer wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check); it being understood that in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 10.8, (i) in the event the Company Termination Fee is payable pursuant to Section 8.2(a), Buyer’s right to receive payment from Company of the Company Termination Fee in accordance with Section 8.2(a), shall constitute the sole and exclusive monetary remedy of Buyer and Merger Sub and Buyer Related Parties against Company and its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Company Related Parties shall have any further Liability relating to or arising out of this Agreement or the Transactions provided that in no event shall Company be subject to any Liability in connection with this Agreement or the Transactions in an aggregate amount (including for monetary damages (including pursuant to Section 8.3) and any payment of the Company Termination Fee) in excess of an aggregate amount equal to the Company Termination Fee (the “Company Liability Cap”) (except in all cases that Company shall also be obligated with respect to its applicable obligations under Section 8.2(d) and Section 8.4), and (ii) in the event the Buyer Termination Fee is payable pursuant to Section 8.2(b), Company’s right to receive payment from Buyer of the Buyer Termination Fee in accordance with Section 8.2(b) (or from the Guarantor pursuant to the Guaranty), shall constitute the sole and exclusive monetary remedy of Company and the Company Related Parties against Buyer and its subsidiaries, Merger Sub, the Guarantor, the Financing Sources and any of their respective former, current or future direct or indirect general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Buyer Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions, the Equity Commitment Letter or Guaranty to be consummated or for a breach or failure to perform the applicable provisions hereunder, and upon payment of such amount, none of the Buyer Related Parties shall have any further Liability relating to or arising out of this Agreement, the Equity Commitment Letter or the Guaranty, or the Transactions; provided that, in no event shall Buyer and the Buyer Related Parties be subject to any Liability in connection with this Agreement or the Transactions in an aggregate amount (including for monetary damages (including pursuant to Section 8.3) and any payment of the Buyer Termination Fee) in excess of an aggregate amount equal to the Buyer Termination Fee (the “Buyer Liability Cap”) (except in all cases that Buyer shall also be obligated with respect to its indemnification obligations contained in Section 6.12(h) and its applicable obligations under Section 8.2(d) and Section 8.4); provided, further, that the Buyer Termination Fee shall be reduced by the amount of any payments in respect of indemnification obligations or for other losses, damages or expenses made by the Buyer or Buyer Related Parties to Company.

(d) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.2 is an integral part of the Transactions, (ii) each of the Company Termination Fee and the Buyer Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate, with respect to the Company Termination Fee, Buyer and its Affiliates and with respect to the Buyer Termination Fee, Company and its Affiliates, in the

circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without the agreements contained in this Section 8.2, the parties hereto would not enter into this Agreement, accordingly, if Company or Buyer, as the case may be, fails to timely pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, either Company or Buyer, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.2, such paying party shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable law.

8.3 Effect of Termination. In the event of termination of this Agreement by either Company or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Merger Sub, Buyer, any of the Company Related Parties or Buyer Related Parties shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that the expense reimbursement and indemnification obligations contained in Section 6.12, this Article VIII and Article X (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that, subject to Section 8.2 (including the Company Liability Cap and the Buyer Liability Cap, as applicable), nothing herein shall relieve any party from any Liabilities for damages incurred or suffered by another party arising out of the Willful Breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.

8.4 Fees and Expenses. Other than with respect to Transaction Expenses, all fees and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.5 Amendment. This Agreement may be amended by the parties, by action taken or authorized by Buyer and, with respect to Company, the Company Board (upon the recommendation of the Company Special Committee), at any time before or after the Company Requisite Vote has been obtained; provided, however, that after the Company Requisite Vote has been obtained, there may not be, without further approval of Company’s members, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, each party, by action taken or authorized by Buyer or the Company Board (upon the recommendation of the Company Special Committee), as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

ARTICLE IX

CERTAIN DEFINITIONS

“Adviser” means Goldman Sachs Asset Management, L.P., a Delaware limited partnership, in its capacity as investment adviser to Company.

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment shall be an Affiliate of such Person and Affiliates of the Buyer shall only include controlled Affiliates of Pantheon Ventures (UK) LLP or Pantheon Ventures (US) LP (in each case other than for purposes of the definition of “Substantial Detriment” or “Buyer Related Party”)). The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” has a meaning correlative thereto.

“Aggregate Member Consideration” means an amount, in dollars, equal to Discounted Closing Net Asset Value.

“Anticipated Closing Date” means the Scheduled Date, assuming the satisfaction of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the party or parties entitled to the benefit thereof) as of such date, or such other date as mutually agreed by the parties hereto in good faith.

“Antitrust Filing Fees” means all filing fees payable by any party hereto to any Governmental Entity pursuant to any applicable notifications to or filings with any Competition Authority.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in The City of New York.

“Buyer Material Adverse Effect” means, with respect to Buyer, any event, development, change, effect or occurrence that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Buyer or Merger Sub to timely perform its material obligations under this Agreement or to consummate the Merger and the other Transactions.

“Calculation Principles” means the principles, practices, methodologies and procedures used by Company in calculating the net asset value of Company for the quarter ended June 30, 2024 (with an accrual for any dividends or distributions declared and not yet paid with a record date prior to the Effective Time and for any expenses and liabilities and Transaction Expenses through the Effective Time) and, solely with respect to the calculation of the Discounted Closing Net Asset Value, applying the Negotiated Adjustments and deducting Transaction Expenses.

“Closing Amounts” means the Buyer Issued Unit Amount (as defined on Exhibit A), the Closing Net Asset Value, the Transaction Expenses and the Discounted Closing Net Asset Value.

“Closing Amounts Schedule” means a written schedule in the form of Section 2.4(a) of the Company Disclosure Schedule setting forth Company’s good faith estimate of the Closing Amounts and the components thereof as if the Effective Time had occurred within forty-eight (48) hours (excluding weekends and holidays) after the Determination Date, certified by the Chief Financial Officer of Company, on behalf of Company and not in his or her personal capacity.

“Closing Net Asset Value” means the net asset value of Company and its Consolidated Subsidiaries as of 12:01 a.m., Eastern time, on the Determination Date, calculated in accordance with the Calculation Principles and in a manner consistent with the calculation of Closing Net Asset Value set forth on Section 2.4(a) of the Company Disclosure Schedule.

“Code” means Internal Revenue Code of 1986, as amended.

“Company Advisory Agreement” means the investment management agreement between Company and Adviser, in effect as of the date of this Agreement.

“Company Material Adverse Effect” means, with respect to Company, any event, development, change, effect or occurrence (each, an “Effect”) that is materially adverse to (a) the business, operations, condition (financial or otherwise) or results of operations of Company and its Consolidated Subsidiaries, taken as a whole, or (b) the ability of Company to timely perform its material obligations under this Agreement or to consummate the Merger and the other Transactions, provided that, with respect to the foregoing clause (i), none of the following, alone or in combination, shall be deemed to constitute, nor be taken into account in determining whether, there has been or will be, any “Company Material Adverse Effect”: any Effect resulting from or attributable to (1) changes generally affecting the economy, financial or securities markets, or political conditions; (2) the announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of Company and its Consolidated Subsidiaries with employees, Governmental

Entities, or other third parties; (3) any changes or proposed changes in each case after the date hereof in applicable Law or GAAP or other applicable accounting standards or principles, including interpretations or enforcement thereof, or the failure of any such proposed, discussed or contemplated changes to be implemented, (4) acts of war, hostilities, sabotage, terrorism, police action or military actions, or the escalation thereof, whether or not pursuant to the declaration of an emergency or war or criminal or similar actions (including cyber-attacks and computer hacking); (5) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus) or other force majeure events; (6) general conditions in the industry in which Company and its Consolidated Subsidiaries or their portfolio companies operate; (7) any failure, in and of itself, by Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effects underlying such failure shall not be excluded under this clause (7)); (8) any change, in and of itself, in the net asset value of Company and its Consolidated Subsidiaries (it being understood that any Effects underlying such change shall not be excluded under this clause (8)); or (9) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Buyer’s or Merger Sub’s written consent; provided further, however, that any Effect referred to in clauses (1), (3), (4), (5) or (6) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Company and its Consolidated Subsidiaries, taken as a whole, compared to other similarly situated participants in the industries in which Company and its Consolidated Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Requisite Vote” means, collectively, (a) with respect to the approval and adoption of this Agreement and the Transactions (other than the Buyer Equity Issuance), (i) the affirmative vote of a majority of the outstanding Company Common Units to adopt this Agreement and approve the Transactions and (B) the affirmative vote of a majority of the outstanding Company Common Units held by the Unaffiliated Company Members to adopt this Agreement and approve the Transactions, and (b) with respect to approval of the Buyer Equity Issuance, the affirmative vote of (i) holders of a majority of the outstanding Company Common Units and (ii) a majority of the outstanding Company Common Units held by Unaffiliated Company Members (in the case of clauses (a) and (b), at a duly called and held meeting or meetings of the Company’s members). For purposes of clause (b) of this definition, a “majority” of the outstanding Company Common Units shall mean a “majority” as defined under the Investment Company Act (i.e., the vote of (i) sixty-seven percent (67%) or more of the Company Common Units present at such meeting, if the holders of more than fifty percent (50%) of the outstanding Company Common Units are present or represented by proxy, or (ii) more than fifty percent (50%) of the outstanding Company Common Units, whichever is less).

“Competition Authority” means any antitrust, merger control, competition or other similar Governmental Entity, including the FTC and the DOJ.

“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.

“Determination Date” means a date mutually agreed between Company and Buyer, such date to be no earlier than forty-eight (48) hours (excluding weekends and holidays) prior to the Effective Time.

“Discounted Closing Net Asset Value” means the net asset value of Company and its Consolidated Subsidiaries as of 12:01 a.m., Eastern time, on the Determination Date, calculated in accordance with the Calculation Principles (including the application of Negotiated Adjustments and the deduction of Transaction Expenses) and in a manner consistent with the calculation of Discounted Closing Net Asset Value set forth on Section 2.4(a) of the Company Disclosure Schedule; provided, that Discounted Closing Net Asset Value shall not include any accrued and unpaid cash interest from any portfolio investment with respect to which the underlying portfolio company has the ability to defer payment of such interest (other through payment-in-kind). Discounted Closing Net Asset Value shall be reduced (a) by the amount of any distributions or dividends paid or payable after the Determination Date (to the extent such amounts were not fully accrued as of the Determination Date) and (b) the difference, if any, between (x) the aggregate amount of payments (i) made after June 30, 2024 in respect of the principal of any portfolio investments of Company and its Consolidated Subsidiaries (other than as set forth on Section 9(a) of the Company Disclosure Schedule) and (ii) received in return for any portfolio investments of Company and its Consolidated Subsidiaries sold, transferred or otherwise disposed of after June 30, 2024, and (y) 95.5% of the aggregate fair value (as of June 30, 2024) of such applicable portfolio investments; provided that in the case of any portfolio investment for which the principal has only partially been repaid or that has only partially been sold, transferred or otherwise disposed of, as applicable, for purposes of the foregoing clause (y) the fair value of such investment shall be multiplied by a fraction equal to (1) one minus (2) the principal of such investment that is outstanding and held by the Company and its Consolidated Subsidiaries as of the Determination Date over the principal of such investment outstanding and held by the Company and its Consolidated Subsidiaries as of June 30, 2024; provided, further, that, for purposes of this clause (b), payments of principal on a portfolio investment shall exclude any incremental paydowns on a revolving commitment that do not constitute a payoff of such commitment.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Environmental Laws” means applicable Laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any Hazardous Substance, as in effect on the date of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Fraud Claim” means, with respect to any party to this Agreement, a successful claim (as finally determined by a court of competent jurisdiction) by the other party against such first party for common law liability under the Laws of the State of Delaware for its actual and intentional fraud with respect to the making of representations and warranties pursuant to (x) Article III or any certificate delivered pursuant to Section 7.2(a) or Section 7.2(b) (in the case of Company) or (y) Article IV or any certificate delivered pursuant to Section 7.3(a) or Section 7.3(b) or pursuant to Section 5 of the Guaranty (in the case of Buyer); provided, that such actual and intentional fraud of such party shall only be deemed to exist if such party itself (and not any other Person on its behalf (including any Representatives or Affiliates (or any Representatives of any of the foregoing) of such party)) makes a knowing and intentional misrepresentation of a material fact with the intent that the other party rely on such fact, coupled with such other party’s detrimental reliance on such fact under circumstances that constitute common law fraud under the Laws of the State of Delaware.

“Governmental Entity” means any federal, state, local, or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal, or judicial body, or any political subdivision, department or branch of any of the foregoing.

“Guarantor” means, collectively, the Persons named as “Guarantors” in the Guaranty.

“Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into the in the ordinary course of business.

“Independent Director” means, with respect to Company, each director who is not an “interested person” of Company, as defined in the Investment Company Act.

“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date hereof that is material to, as applicable, Company and its Consolidated Subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, the Company Board, as of or prior to the date of this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or (b) any change in the price of the Company Common Units (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

“knowledge” means (i) for Company, the actual knowledge of the individuals set forth in Section 9(b) of the Company Disclosure Schedule after reasonable inquiry such individual’s direct reports who would reasonably be expected to have actual knowledge of the matter in question, and (ii) for Buyer, the actual knowledge of Rakesh Jain and Hart Orenstein, after reasonable inquiry such individual’s direct reports who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.

“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.

“Negotiated Adjustment” means (i) subject to clause (iii) below, with respect to each portfolio investment of Company and its Consolidated Subsidiaries, the fair value of such portfolio investment discounted by four and one-half percent (4.5%), (ii) with respect to any accrued payment-in-kind interest receivable (to the extent not already included in the principal balance of the underlying portfolio investment), its fair value at the percentage discount, if any, applied to the underlying portfolio investment in calculating such portfolio investment’s fair value, plus four and one-half percent (4.5%) and (iii) with respect to any portfolio investment in which PMMC has participated an interest to a third-party, the four and one-half percent (4.5%) discount shall only apply to the extent of the amount not participated.

“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate of formation or certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Paying Agent” means State Street Bank and Trust Company, or its successor.

“Per Unit Member Consideration” means the quotient of (i) the Aggregate Member Consideration, divided by (ii) the number of Company Common Units issued and outstanding as of the Determination Date.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

“Portfolio Dividend” means a cash dividend by Company of the proceeds of any of the Company’s portfolio investment assets paid prior to the Determination Date.

“Previously Disclosed” means information, with respect to Company, (i) set forth by Company in the Company Disclosure Schedule or (ii) previously disclosed since the Applicable Date in any Company SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any Company SEC Report shall not be deemed to be “Previously Disclosed.”

“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.

“Proxy Statement” means a proxy statement, including the related preliminary proxy statement, and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed, if applicable, to the Company’s members in connection with the Company Members Meeting, if any.

“R&W Insurance Premium” means the premium, underwriting fees, brokerage fees, legal fees for counsel engaged by the insurer, surplus lines tax and any other costs and expenses associated with obtaining the R&W Insurance Policy and binding coverage thereunder and set forth in invoice(s) from the insurer in respect thereof.

“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Scheduled Date” means the first to occur of the following: (i) December 17, 2024, if all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the party or parties entitled to the benefit thereof), (ii) January 21, 2025 if all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the party or parties entitled to the benefit thereof), (iii) January 28, 2025, if all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the party or parties entitled to the benefit thereof), (iv) February 18, 2025, if all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the party or parties entitled to the benefit thereof), (v) February 25, 2025, if all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the party or parties entitled to the benefit thereof), or (vi) such other date as the parties hereto may agree in writing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Solvent” means, when used with respect to any Person, that, as of any date of determination: (a) the amount of the “fair saleable value” of the assets of such Person, as of such date, exceeds (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as each such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors plus (ii) the amount required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) such Person shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person shall be able to pay its liabilities, including contingent and other liabilities, as they mature. For the purpose of the immediately preceding sentence, the phrases “not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that such Person shall be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Substantial Detriment” means (i) any requirement that Buyer, Company or any of their respective Affiliates sell, divest, license, dispose of or hold separate, or enter into any relationship or contractual right with respect to, any assets, properties, licenses, rights, operations or businesses of Buyer, Company or any of their respective Affiliates, whether by consent decree, hold separate order or otherwise, (ii) any prohibition or limitation on the ownership by Buyer or any of its Affiliates of any assets, properties, licenses, rights, operations or businesses of Buyer or any of its Affiliates (including, from and after the Effective Time, the Surviving Company and its subsidiaries), (iii) any requirement that Buyer or any of its Affiliates effectuate any change or restructuring of Buyer or any of its Affiliates (including, from and after the Effective Time, the Surviving Company and its subsidiaries), (iv) any prohibition or limitation on the ability of Buyer or any of its Affiliates to acquire or hold, or exercise full right of ownership of, any portion of the assets, properties, licenses, rights, operations or businesses of Company or any of its subsidiaries or (v) any prohibition or limitation on Buyer or any of its Affiliates effectively controlling any portion of the assets, properties, licenses, rights, operations or businesses of Company or any of its subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, Company or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a Person (other than Buyer, its Affiliates or their respective Representatives acting on Buyer’s or its Affiliates’ behalf) that would result in such Person becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of Company or more than fifty percent (50%) of the assets of Company on a consolidated basis on terms which the Company Board (upon the recommendation of the Company Special Committee) determines in good faith, after consultation with its outside legal counsel and (with respect to financial matters) its outside financial advisor, to be superior for the Company members (in their capacity as members), taken as a group, from a financial point of view as compared to the Merger (after taking into account any revisions, modifications, changes or amendments thereto by Buyer in accordance with Section 6.6).

“Takeover Proposal” means any proposal or offer from any Person or group of Persons (other than Buyer, its Affiliates or their respective Representatives acting on Buyer’s or its Affiliates’ behalf) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving Company or its Consolidated Subsidiaries, as applicable, that, if consummated, would result in any Person or group beneficially owning twenty-five percent (25%) or more (calculated on a fully diluted basis) of the outstanding units or shares of capital stock (as applicable) of, or other equity or voting interests in, Company or in any of its Consolidated Subsidiaries or (b) relating to any direct or indirect acquisition, in one transaction or a series of related transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, twenty-five percent (25%) or more of the total assets, net revenue or net income of Company and its Consolidated Subsidiaries, taken as a whole, or (ii) twenty-five percent (25%) or more (calculated on a fully diluted basis) of the outstanding units or shares of capital stock (as applicable) of, or other equity or voting interests in, Company or in any of Company’s Consolidated Subsidiaries, in each case other than the Merger and the other Transactions.

“Tax” means all federal, state, local, and foreign taxes, charges, feeds, levies or other assessments imposed by Governmental Entity, including any income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added or any charge of any kind in the nature of (or similar to) taxes, together with all penalties and additions to tax and interest thereon imposed by any taxing authority.

“Tax Return” means a report, return, statement, form, election or other information (including any schedules, attachments or amendments thereto) filed with, or required to be supplied to, a Governmental Entity with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Transaction Expenses” means the aggregate amount, without duplication, of (i) unpaid fees or expenses in connection with the Transactions, including investment banking, accounting, attorney or other professional fees, incurred, reimbursable or payable by any of Company or any of its Consolidated Subsidiaries with respect to the Transactions on or prior to Closing, (ii) any amounts owed, reimbursable or payable to the Adviser as a result of the Transactions, including any fees, expenses or other amounts payable pursuant to the Company Advisory Agreement, including any incentive, management or other fees payable, (iii) one hundred percent (100%) of all Antitrust Filing Fees, (iv) all fees, costs, amounts or expenses payable by or on behalf of Company or its Consolidated Subsidiaries pursuant to Section 1.6, Section 2.4(e), and Section 6.4(b) and (v) fifty percent (50%) of the R&W Insurance Premium, if any, which amount payable pursuant to this clause (v) shall not exceed $415,000. Notwithstanding anything to the contrary herein, “Transaction Expenses” shall not include any amounts incurred by Buyer or any of its Affiliates in connection with the Financing or to be reimbursed by Buyer or the subject of indemnification by Buyer pursuant to Section 6.12. The amount of Transaction Expenses shall be increased by any such Transaction Expenses that are paid by Company or any of its Consolidated Subsidiaries between the Determination Date and the Closing.

“Transactions” means the transactions contemplated by this Agreement, including the Merger and the Buyer Equity Issuance.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

“Unaffiliated Company Members” means all of the members of Company, excluding Goldman Sachs Asset Management, L.P., a Delaware limited partnership, and its Affiliates.

“Valuation Firm” means a nationally recognized, independent valuation firm.

“Willful Breach” means a willful and intentional material breach of any representation, warranty, covenant or agreement made by a party in this Agreement which would, in any case, prevent the satisfaction of or result in the failure of any condition to the obligations of Company to Close in Article VII (in the case of a breach by Buyer or Merger Sub) or of any condition to the obligations of Buyer or Merger Sub to Close in Article VII (in the case of a breach by Company) that is a consequence of an act or failure to act by such party with the knowledge that the taking of such action or failure to take such action would cause a material breach of this Agreement. For the avoidance of doubt, any actions to be taken in response to, resulting from or arising out of any changes in NAV or other extrinsic factors that would affect the availability of funding under the Debt Financing shall not constitute a breach of Section 6.12.

Table of Definitions

Term:	Section:

Adverse Recommendation Change	41
Agreement	Recitals
Alternative Financing	47
Alternative Financing Agreements	47
Applicable Date	16
Bankruptcy and Equity Exception	15
BDC	Recitals
Buyer	Recitals
Buyer Dispute Notice	10
Buyer Equity Issuance	7
Buyer Liability Cap	57
Cancelled Units	7
Certificate of Merger	6
Chosen Courts	74
Closing	6
Closing Date	6
Company	Recitals
Company Board	Recitals
Company Board Recommendation	15
Company Capitalization Date	14
Company Certificate	13
Company Common Unit	7
Company Disclosure Schedule	76
Company Insurance Policy	25
Company Intellectual Property Rights	25
Company Liability Cap	57
Company LLC Agreement	13
Company Material Contracts	23
Company Members Meeting	15
Company SEC Reports	16

Company Special Committee	Recitals
Company Termination Fee	56
Company Voting Debt	14
Confidentiality Agreement	44
Consideration Fund	8
DE SOS	6
Debt Financing	29
Debt Financing Agreement	29
Debt Financing Source	29
Disputed Item	10
DLLCA	6
DOJ	34
Effect	60
Effective Time	6
Employee Benefit Plans	23
Engaged Valuation Firm	11
Equity Commitment Letter	29
Equity Financing	29
Existing SPV Restructuring	50
Final NAV Determination Date	12
Financing	29
Financing Agreement	29
Financing Sources	29
FTC	34
GAAP	17
Goldman Sachs	48
Guaranty	6
HSR Act	16
Indemnified Parties	37
Indemnified Party	37
Intellectual Property Rights	25
Intervening Event Notice Period	42
Intervening Event Recommendation Change	42
IRS	21
Liabilities	38
Lincoln International	11
Mark	48
Member Litigation	45
Merger	Recitals
Merger Sub	Recitals
Notice of a Superior Proposal	41
Paying Agent Agreement	8
PwC	17
R&W Insurance Policy	49

Representatives	38
RIC	21
Rights	14
Sarbanes Oxley Act	18
Surviving Company	Recitals
Surviving LLC Agreement	8
Takeover Approval	41
Takeover Statutes	26
Targeted Determination Date	11
Termination Date	53
Transaction Related Claim	74
Updated Closing Amounts Schedule	10

ARTICLE X

GENERAL PROVISIONS

10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for and subject to Article II, Sections 6.4, 8.5, and 8.6, and this Article X (including, in each case, any applicable definitions) and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, when sent (provided that no “error message” or other notification of non-delivery is generated), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, as shall be specified by like notice:

(a)	if to Buyer or Merger Sub, to:

Pantheon Silver Holdings LLC

555 California Street, Suite 3450

San Francisco, CA 94104

Attention: Hart Orenstein

Leo Held

Email: hart.orenstein@pantheon.com;

    leo.held@pantheon.com

with a copy, which will not constitute notice, to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:  Lauren A. King, Esq.

 Matthew Gabbard, Esq.

Email:     lauren.king@stblaw.com

 matthew.gabbard@stblaw.com

and

Simpson Thacher & Bartlett LLP

855 Boylston Street, 9th Floor

Boston, MA 02116

Attention: Nathan Somogie, Esq.

Email:  nathan.somogie@stblaw.com

(b)	if to Company, to:

Goldman Sachs Private Middle Market Credit LLC

200 West Street

New York, NY 10282

Attention: Alex Chi

David Miller

Email:    ***

***

with a copy, which will not constitute notice, to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036

Attention: Thomas J. Friedmann, Esq.

Eric Siegel, Esq.

John E. Alessi, Esq.

Email:     thomas.friedmann@dechert.com

eric.siegel@dechert.com

john.alessi@dechert.com

Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

10.3 Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections, or Exhibits, such reference shall be to an Article, Section of, or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The terms “cash,” “dollars” and “$” mean United States dollars. Each reference to any Law, statute, regulation or other governmental rule shall be to such Law, statute, regulation or other governmental rule, respectfully, as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. References to days mean calendar days unless otherwise specified. All Exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.4 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.5 Entire Agreement. This Agreement (including the Confidentiality Agreement, the Financing Agreements, the Guaranty and the other documents and the instruments referred to in this Agreement), once executed, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

10.6 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or any document, certificate or instrument delivered in connection herewith, or the Transactions contemplated by this Agreement, including the negotiation, execution or performance of this Agreement (whether in contract, tort or otherwise) (each, a “Transaction Related Claim”), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of law principles that would require the application of the substantive Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the Investment Company Act shall control. Each party hereto agrees that it will bring any Proceeding in respect of any Transaction Related Claim exclusively in Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such Court of Chancery declines to accept jurisdiction over such action or proceeding, any federal court within the State of Delaware or the Complex Commercial Litigation Division of the Superior Court of the State of Delaware located in New Castle County (the “Chosen Courts”), and, in connection with claims based upon, arising under or related to this Agreement or the Transactions, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.2. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 10.6.

10.7 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.4 and Section 6.12(h), this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

10.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. It is explicitly agreed that, prior to a termination of this Agreement, the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Buyer’s and Merger Sub’s obligations to consummate the Merger as set forth herein and to cause Buyer to enforce the obligations of the Equity Financing Source under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter if and only if, and only for so long as (and in no other circumstances) (i) all conditions in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing; provided that such conditions would be satisfied if the Closing were on such date), (ii)

Buyer has failed to consummate the Closing at the time when it was required under Section 1.2, and (iii) Company has irrevocably confirmed in writing to Buyer and Merger Sub that if specific performance were granted and the Financing were funded, then the Closing would occur in accordance with Section 1.2. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

10.9 Disclosure Schedule. Before entry into this Agreement, Company delivered to Buyer a schedule (the “Company Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Company Material Adverse Effect or Buyer Material Adverse Effect, as applicable. The Company Disclosure Schedule shall be numbered to correspond with the applicable sections and subsections contained in this Agreement. The disclosure in any section or subsection of the Company Disclosure Schedule, shall qualify only (i) the corresponding section or subsection, as the case may be, of this Agreement, (ii) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection thereof, and (iii) other sections or subsections of this Agreement to the extent it is reasonably apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

[Signature Page Follows]

IN WITNESS WHEREOF, Company, Buyer and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMPANY:

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC

By:	/s/ David D. Miller
Name: David Miller
Title: Co-Chief Executive Officer and Co-President

BUYER:

PANTHEON SILVER HOLDINGS LLC

By:	Pantheon Ventures (US) LP, its investment adviser

By:	Pantheon (US) LLC, its general partner

By:	/s/ Rakesh Jain
Name: Rakesh Jain
Title: Managing Director

MERGER SUB:

SILVER MERGER SUB LLC

By:	Pantheon Silver Holdings LLC, its sole member

By:	Pantheon Ventures (US) LP, its investment adviser

By:	Pantheon (US) LLC, its general partner

By:	/s/ Rakesh Jain
Name: Rakesh Jain
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Calculation of Buyer Issued Unit Amount

This is Exhibit A to the Agreement and Plan of Merger, dated as of October 31, 2024 (as may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith, the “Merger Agreement”), among Goldman Sachs Private Middle Market Credit LLC, Pantheon Silver Holdings LLC, and Silver Merger Sub LLC. Capitalized terms used in this exhibit but not defined in this exhibit shall have the respective meanings given to such terms in the Merger Agreement.

Discounted Closing Net Asset Value Per Unit Amount:

(a)	Discounted Closing Net Asset Value, divided by

(b)	the number of Company Common Units issued and outstanding as of the Determination Date.

Total Unit Count:

(a)	(Closing Net Asset Value + the amount of the Commitment (as defined in the Equity Commitment Letter) actually funded at the Closing), divided by

(b)	Discounted Closing Net Asset Value Per Unit Amount.

Buyer Issued Unit Amount:

(a)	Total Unit Count, minus

(b)	the number of Company Common Units issued and outstanding as of the Determination Date.